As filed with the Securities and Exchange Commission on December ____ 1999

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM F-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Cafe Britt Coffee Corporation
             (Exact Name of Registrant as specified in its charter)

                          Cafe Britt Coffee Corporation
                 (Translation of Registrant's name into English)

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   Curacao
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(State or other                 (Primary Standard               (I.R.S. Employer
jurisdiction of                    Industrial                    Identification
incorporation or               Classification Code)                  Number)
 organization)
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                       Heredia, Costa Rica, (506) 261-0707
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          (Address and telephone number of principal executive offices)
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                            Eric P. Littman, Esquire
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        7695 S.W.104th Street, Suite 210, Miami, FL 33156 (305) 663-3333
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            (Name, address and telephone number of agent for service)
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Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this from are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box |_|

                         CALCULATION OF REGISTRATION FEE


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

--------------------------------------------------------------------------------
Title of each                       Proposed       Proposed
  class of                          maximum        maximum
 securities           Amount        offering       aggregate          Amount of
   to be              to be          price         offering         registration
registered (1)      registered      per unit        price              fee (2)
--------------------------------------------------------------------------------
  Common            10,000,000       $5.00        $50,000,000          $13,5000
$0.01 par
  value
--------------------------------------------------------------------------------

(1)   Shares of Common Stock.

(2) Calculated pursuant to Rule 457(c) as the estimated opening "bid" price of the shares of common stock being registered.


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

                                TABLE OF CONTENTS

PART I.........................................................................4
   SUMMARY INFORMATION AND RISK FACTORS........................................4
     The Company...............................................................4
     Risk Factors..............................................................5
        Reliance on Key Personnel..............................................5
        Competition............................................................5
        Fluctuations in Availability and Cost of Coffee........................5
        Lack of Product Diversification........................................6
        Influence by Certain Existing Stockholders.............................6
        Absence of Cash Dividends..............................................6
        No Public Trading Market for the Company's Common Stock................7
        The Company is Located in a Foreign Country............................7
        Political or Economic Conditions in Costa Rica May Become Adverse......7
        The Company's Production Depends on its Green Coffee suppliers.........7
        The International Market Sets the Price of Coffee......................8
        Year 2000..............................................................8
   DESCRIPTION OF BUSINESS.....................................................8
   DESCRIPTION OF PROPERTY....................................................18
   LEGAL PROCEEDINGS..........................................................18
   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS...............18
   CONTROL OF REGISTRANT......................................................21
   NATURE OF TRADING MARKETS..................................................21
   TAXATION...................................................................22
   SELECTED FINANCIAL DATA....................................................22
   MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION..................22
   COMPENSATION OF DIRECTORS AND OFFICERS.....................................31
   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................31
   USE OF PROCEEDS............................................................31
   SELLING SECURITY HOLDERS...................................................32
   PLAN OF DISTRIBUTION.......................................................39
   DESCRIPTION OF SECURITIES..................................................40
   INTEREST OF NAMED EXPERTS AND COUNSEL......................................40
PART II.......................................................................41
   DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
   LIABILITIES................................................................41
   INDEMNIFICATION FOR OFFICERS AND DIRECTORS.................................41
   RECENT SALES OF UNREGISTERED SECURITIES....................................41
   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
   DISCLOSURE.................................................................41
   EXHIBITS...................................................................41
   FINANCIAL STATEMENTS.......................................................42
   UNDERTAKINGS...............................................................60
   SIGNATURES.................................................................61


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

PART I

      In this Report, references to "$" and "dollars" are to United States dollars. Percentages and certain amounts contained herein have been rounded for ease of presentation. Any discrepancies in any table between totals and the sums of amounts listed are due to rounding.

      This Report, information included in future filings by Cafe Britt Coffee Corporation and information contained in written material, press releases and oral statements issued by or on behalf of us contain, or may contain, statements that constitute forward-looking statements. These statements appear in a number of places in this Report and include statements regarding the intent, belief or current expectations of us or our officers (including statements preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions) with respect to various matters, including without limitation (i) our anticipated needs for, and the availability of, cash, (ii) our liquidity and financing plans, (iii) trends affecting our financial condition or results of operations, including anticipated expense levels, (iv) our plans for expansion of our business and cost savings, (v) the impact of competition, (vi) the impact of the "Year 2000" issue and (vii) the resolution of certain legal and environmental proceedings. All forward-looking statements in this Report are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statement.

      The forward-looking statements are not guarantees of future performance and involve risks and uncertainties. It is important to note that our actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information contained in this Report, including, without limitation, the information under "Summary Information and Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", identifies important factors that could cause actual results to differ materially form those in the forward-looking statements.

      In the sections "Selected Financial Data" and "Management's Discussion and Analysis or Plan of Operation", and in any discussion about the financial statements, the periods under analysis refer to the years ended on June 30 of 1999, 1998 and 1997. In the discussion where the years 1999, 1998, and 1997 are quoted as periods, it means the one-year period ended on June 30 of that particular year.

Summary Information and Risk Factors

The Company

      Cafe Britt Coffee Corporation, Inc. (hereinafter referred to as the "Company" or "Cafe Britt"), is a corporation incorporated under the laws of Curacao, Netherlands Antilles on July 1991. The Company currently has 10,000,000 shares issued and outstanding, par value of $0.01. The Company's headquarters are located in Heredia, Costa Rica and its telephone number is (506) 261-0707. The Company can also be found at its Website at www.cafebritt.com.


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

      Cafe Britt specializes in the sourcing, processing, and marketing of Costa Rican coffee. Founded in 1985, the Company has achieved a reputation for gourmet excellence and has become one of Costa Rica's leading premium coffee-roasting companies. The company owns 100% of Grupo Cafe Britt, S.A., a Costa Rican grower, roaster, and distributor of fine Arabica coffee, 100% of Finca Tropico, S.A., the green coffee purchasing and trading arm of the company, 100% of Cafe Britt Corporation, Inc., a Delaware corporation created to support the North American development, and 25% of Boston Roasting and Import Trade Team, LLC, a distributor to Club Stores and other chains in North America. Additionally, Grupo Cafe Britt owns 100% of Beneficio Tierra Madre, a producer of certified organic coffee. The Company has penetrated the export markets by selling small volumes of premium coffee wholesale to suppliers primarily in the US and Canada, and retail through small-package mail-order sales that are shipped directly from Cafe Britt's roasters to households throughout North America.

Risk Factors

      Reliance on Key Personnel

      The Company's success will depend to a large degree upon the efforts and abilities of its officers and key management employees, particularly Steven Aronson, the Company's President and Chief Executive Officer. The loss of the services of Mr. Aronson could have a material adverse effect on the Company's business prospects and/or potential earning capacity. The Company has no written employment or non-competition agreement with Mr. Aronson.

      Competition

      The market for specialty coffees is fragmented and highly competitive, and competition is increasing substantially. The Company's whole bean coffees compete directly against specialty coffees sold at retail through supermarkets and a growing number of specialty coffee stores. In addition, the Company's whole bean coffees compete indirectly against all other brands on the market. The coffee industry is dominated by several large companies such as Kraft General Foods, Inc., Procter & Gamble Co., and Nestle, S.A., many of which have begun marketing gourmet coffee products. While the market for specialty gourmet coffee stores remains fragmented, the Company competes directly with the market leader, Starbucks, among others. Starbucks is rapidly expanding geographically and has substantially greater financial, marketing and other resources than the Company. Other competitors, some of which may have greater financial and other resources than the Company, may also enter the markets in which the Company currently operates or intends to expand.

      Fluctuations in Availability and Cost of Coffee

      The Company is dependent upon the supply of its primary raw material, green coffee. Coffee is the world's second largest traded commodity and its supply and price are subject to volatility beyond the control or influence of the Company. Although most coffee trades in the


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

commodity market, coffee of the quality sought by the Company tends to trade on a negotiated basis at a substantial premium above commodity coffee pricing, depending upon the supply and demand at the time of purchase. Supply and price can be affected by multiple factors in the producing countries, including weather, political, and economic conditions. In addition, green coffee prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations, such as the International Coffee Organization or the Association of Coffee Producing Countries, that have historically attempted to establish commodity prices of green coffee through agreements creating export quotas or restricting coffee supplies worldwide. No assurance can be given that such organizations (or others) will not succeed in raising green coffee prices, or that, if so, the Company will be able to maintain its gross margins by raising its prices to its customers. Increases in the price of green coffees, or the unavailability of adequate supplies of green coffees of the quality sought by the Company, whether due to the failure of its suppliers to perform, conditions in the coffee-producing countries, or otherwise, could have a material adverse effect on the Company's results of operations.

      To mitigate the risks associated with increases in coffee prices and to allow greater predictability in the prices the Company pays for its coffees over extended periods of time, the Company typically enters into fixed-price purchase commitments for a portion of its green coffee requirements. There can be no assurance that these activities will successfully protect the Company against the risks of increases in coffee prices or that they will not result in the Company's payment of substantially more for its supply of coffee than it would have been required to pay absent such activities.

      Lack of Product Diversification

      The Company's business is centered around essentially one product, coffee. To date, the Company's operations have been limited to the sale of whole bean coffees and coffee beverages, along with related products. Any decrease in demand for specialty coffee could have a material adverse effect on the Company's business, operating results and financial condition.

      Influence by Certain Existing Stockholders

      The Company's executive officers and directors beneficially own approximately 66.1% of the outstanding shares of Common Stock. As a result, such stockholders will be in a position to influence the affairs of the Company and certain matters requiring a stockholder vote, including the election of directors, the amendment of the Company's charter documents, the merger or dissolution of the Company and the sale of all or substantially all of the Company's assets.

      Absence of Cash Dividends

      The Company has paid no cash dividends on any of its shares of capital stock since its inception and at the present time does not anticipate paying dividends on the Common Stock in the foreseeable future. Any future dividends will depend on the earnings, if any, of the Company, its financial requirements, contractual commitments and other factors.


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

      No Public Trading Market for the Company's Common Stock

      The Company's common stock is not currently listed for trading and there can be no assurance that such a market will commence in the future. There can be no assurances that a shareholder will be able to liquidate his or her investment without considerable delay, if at all. After this Registration Statement is declared effective, the Company intends to file for a listing to trade its common stock on either the OTC Electronic Bulletin Board or the NASDAQ Small Cap exchange. However, there is no assurance that a market for the Company's common stock will commence, or the price may be highly volatile. Factors discussed herein may have a significant impact on the market price of the Shares offered for exchange. Moreover, due to the projected relatively low price of the Company's securities, many brokerage firms may not effect transactions in the Company's Common Stock. Rules enacted by the SEC increase the likelihood that many brokerage firms will not participate in the market for the Company's Common Stock. Those rules require, as a condition to brokers effecting transactions in certain defined securities (unless such transaction is subject to one or more exemptions), that the broker obtain from its customer or client a written representation concerning the customer's financial situation, investment experience and investment objectives. Compliance with these procedures tends to discourage many brokerage firms from participating in the market for certain securities.

      The Company is Located in a Foreign Country

      Costa Rica has been politically stable during the last five decades, having a stable legal and regulatory environment. The company does not foresee any political, or environmental turmoil or significant change in the political and or regulatory areas in the near future that might have a significant impact in our financial performance. However, the occurrence of such events might eventually take place and might have an adverse impact on the results of our operations.

      Political or Economic Conditions in Costa Rica May Become Adverse

      While the Company believes that current political and economic conditions in Costa Rica are relatively stable, thereby presenting an investment opportunity for certain prospective investors to make an investment in the Company. However, at any time, the political and/or economic conditions in Costa Rica may adversely change so as to effect underlying business assumptions about the current opportunities which exist for doing business in a foreign country. In particular, the governmental regime may change in Costa Rica or the region, the currency exchange rate may change, or the cost of labor and/or goods and services necessary to the operations of the Company may increase.

      The Company's Production Depends on its Green Coffee suppliers

      Costa Rica has been a stable supplier of green coffee to the international market for the last fifty years. The Company has developed long-term relationships with green coffee suppliers that provide a reasonable assurance that the Company will have the necessary raw material for fulfilling a potentially increasing demand of our products. However, there is no assurance that the company will always have sufficient Costa Rican coffee to fulfill its demand. The Company also has the expertise and contacts for purchasing coffee from other Central and South American countries, and in case gourmet coffee from Costa Rica becomes scarce, the Company could use those sources to expand roasting facilities outside Costa Rica, thus increasing the product line for our brand.


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

      The International Market Sets the Price of Coffee

      The international price of coffee varies according to global supply and demand conditions and according to short-term technical market conditions. The Company uses hedging mechanisms in order to fulfill our pricing policies. Those hedging mechanisms might involve contracts with suppliers for future delivery, and transactions in the New York Coffee and Cocoa exchange using futures contracts ("C" contract). Other mechanisms include building inventory equivalent to a certain number of months of consumption. The Company has the expertise to use a combination of these hedge mechanisms. There is no assurance that the company will be able to transfer price increases in the raw material to the consumer. From time to time the company may have to work with lower margins due to coffee price increases. These substantial price risks may have adverse material impacts on our results of operations.

      Year 2000

      Many computer systems and programs, including some of those used by the Company, identify dates using only the last two digits of the year. These computer programs and systems have time-sensitive software unable to distinguish between dates in the year 2000 and dates in the year 1900. That inability, which is referred to as the "year 2000 issue," if not addressed, could cause these systems to fail or provide incorrect information after December 31, 1999 or when using dates after December 31, 1999. The year 2000 problem could also impact the embedded system in our production, packing and distribution operations. This could have a material adverse impact on us and our results of operations and financial condition, due to both our direct dependence on our own computer systems and programs, particularly with respect to such critical tasks as accounting, billing and ordering, and our indirect dependence on the system and programs of other entities with whom we interact.

      The Company has implemented a process for identifying, prioritizing and modifying or replacing systems and programs that may be affected by the year 2000 issue. The Company is also monitoring the adequacy of the manner in which other parties, including vendors of systems with whom we do business, are addressing the year 2000 issue. The Company has completed an assessment of its computer and embedded systems and determined the need to modify or replace portions of our software and hardware so that our computer systems will function properly with respect to dates in the year 2000 and after, and have already included those modifications or replacements in our software. The Company believes that its process is designed to be successful and will not experience significant problems derived from the Year 2000 issue. However, because of the complexity of the year 2000 issue, and the interdependence of organizations using computer systems, the Company's efforts, or those of third parties with whom the Company interacts, may not be satisfactorily completed in a timely fashion.

Description of Business

      Cafe Britt Coffee Corporation, Inc. (Cafe Britt or Britt) was incorporated in 1991 as a Netherlands Antilles (Curacao) corporation. The company owns 100% of Grupo Cafe Britt, S.A., a Costa Rican grower, roaster, and distributor of fine Arabica coffee, 100% of Finca Tropico,


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

S.A., its Costa Rican green coffee procurement and exporting company, and 100% of Cafe Britt Corporation, Inc. a Delaware corporation for marketing development in North America. In addition, Grupo Cafe Britt, S.A. owns 100% of Tierra Madre, S.A., a producer of certified organic coffee, and 25% of Boston Roasting and Import Trade Team, LLC, Cafe Britt North American distributor to the Club store industry.

      The Company specializes in the sourcing, processing, and marketing of Costa Rican coffee. Steve Aronson created Cafe Britt (Grupo Cafe Britt, S.A.) 15 years ago with the vision of offering the finest quality Costa Rican coffee to the local market. Since that time, the Company has achieved a reputation for gourmet excellence and has become one of Costa Rica's leading premium coffee-roasting companies.

      The Company sells coffee in both the domestic (Costa Rican) and export markets. We contributed to the creation of Costa Rica's domestic premium coffee market. Before Britt, premium coffee was almost unheard of within Costa Rica, as most of it was shipped to international markets. According to a recent survey, Cafe Britt has the highest brand recognition for any coffee brand. Among Costa Rican middle and upper income coffee drinkers, 90% of them recognize the Cafe Britt brand and 66% within Britt's potential market have tasted Cafe Britt(1). In addition, our factory and farm are a major tourist attraction in Costa Rica, receiving around 50,000 visitors yearly.

      The Coffee Lover's Club has sold coffee to more than 40,000 individuals around the world, and we have served institutional accounts in North America for over seven years.

Operating Segments

      Cafe Britt's principal business is coffee roasting and marketing, and its operations include the segments of coffee sales and tourism. The company is organized around the following business areas:

      o Domestic Sales, wholesale distribution to restaurants, hotels and business firms, and distribution to supermarkets and other types of stores;

      o     Retail: company owned coffee shops and kiosks;

      o Exports, including Cafe Britt's Coffee Lover's Club, a mail order continuity program executed from Costa Rica, with continuity clients in North America;

      o Coffee tour de Cafe Britt, a multimedia presentation attracting over 45,000 visitors per year;

      o Tierra Madre Organic Coffee, Cafe Britt pioneered the cultivation of organic coffee in Costa Rica under the brand Tierra Madre;

      o Finca Tropico, S.A. is Cafe Britt's subsidiary for purchasing and exporting green coffee.

      Cafe Britt has a leadership position in the gourmet coffee segment in Costa Rica, with a well-established brand name and a reputation for quality.

----------
(1) According to a survey by Informacion Total: Habitos basicos de consumo de cafe en el segmento meta de Cafe Britt. San Jose, July 1999.


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

      In this description, all subsidiaries are treated as part of Cafe Britt Coffee Corporation, Inc. (Cafe Britt or Britt).

Company Overview and outlook

      Through 1997, the Company had penetrated the export markets by selling small volumes of premium coffee wholesale to suppliers, primarily in the United States, and through small-package mail-order sales that were shipped directly from Cafe Britt in Costa Rica to households in the US and Canada.

      From 1997 to 1998 net sales grew from $4.14 million to $5.03 million for a 22% increase. In 1999 net sales reached 8.85 million for a 76% increase.

      The Company believes the outlook for Cafe Britt is promising since it has taken its first steps in penetrating a forecast $5 billion gourmet coffee market in North America. The Company expects to sell over $12 million during calendar year 2000. However, there is no assurance that sales will reach this level.

Products and services

      Roasted coffee

      The Company's coffee sales include roasted coffee under the following presentations:

            Light Roast: Is an American roast considered to be the "cupper's choice". Its lighter body allows its subtle flavors to remain evident.

            Dark Roast: Is a "full city roast", distinguished by its full-bodied flavor. It has superb aroma, is exceptionally well balanced and has a rich, full taste that lingers on the palate.

            Espresso: Is a French roast distinguished by its full-bodied fruity flavor. It has excellent aroma and is intense, but not at all bitter or muddy.

            Decaffeinated: Uses a water-based process, which maintains the aroma and flavor of the excellent-quality coffee beans. Among coffee gourmets, Costa Rican coffee is famous for being one of the finest pure coffee varieties to decaffeinate

            Toll packing agreements: We export more than 50 metric tons as a toll packer, selling coffee under the label of the distributor.

            Green coffee: The Company serves a few selected green coffee accounts in USA and Europe. The company believes the international green coffee experience of certain officers of Cafe Britt is a competitive advantage.


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

      Coffee Liquor

      In January 1996, the Company began to market a new coffee liquor brewed and bottled by Holtermann & Cia, called "Licor de Cafe Britt". Sales have grown rapidly and Licor de Cafe Britt is now one of the two best selling coffee liquors in Costa Rica.

      Britt receives 4% of gross revenues for all domestic sales and 50% of the profits on international sales of Licor de Cafe Britt. It supplies the coffee to Holtermann at wholesale prices and Holtermann provides us the liquor in bottles at cost. Holtermann currently sells domestically about 600 cases of Licor de Cafe Britt per month.

      Licor de Cafe Britt is a specially formulated brew, which the Company painstakingly developed and tested over the past few years. The imported price of Kahlua is generally about $60 per case and $5 per bottle to wholesalers with retailers typically adding at least 30%. Britt has successfully priced wholesale its liquor at $36 per case and $3 per bottle to wholesalers.

      Espresso Machines

      The Company has established an espresso machine division that has encountered a receptive market among restaurant and hotel owners in Costa Rica who are beginning to realize the importance of serving high-quality espresso-based coffee beverages. From 1990 to 1996, the Company sold 9 espresso machines. In late 1996 Cafe Britt became the exclusive distributor of La Cimbali espresso machines, and has placed approximately 80 machines in the last 12 months.

      The demand for espresso machines in Costa Rica continues to grow and the Company has units on back order. With a relatively low investment, the Company expects to take more than 80% market share of this strategic market. The machines are normally sold to the customers. For selected strategic clients, the equipment is given to them as a value added service.

      Coffee Tour and Cruise Ships

      In the last eight years, the Company has have received more than 200,000 tourists from all over the world who have come to the Coffee Tour de Cafe Britt. The Coffee Tour is an information-driven, entertaining theatrical experience with Costa Rican coffee. Many travel agencies send their clients to the Coffeetour when they arrange their trips to Costa Rica.

      Marketing efforts for the Coffee Tour will continue to focus on leading domestic and foreign travel agencies, which have historically provided over 50% of the visitors to Britt's facility. Other markets, which have been profitably penetrated, include hotels and bed and breakfasts, cruise ships, and local private, educational, and government organizations. Given the size of the potential market and the success to date, we believe the Coffee Tour will remain one of the major marketing tools of Cafe Britt.


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

      Quality

      In order to ensure the quality in our processes, the Company is implementing a quality assurance system under the ISO 9000 model. We expect to obtain the international certification during the first half of year 2000.

      The Company is able to maintain the high quality of our products by participating in the whole production process. The Company works closely with its coffee suppliers and wet mills and complete 100% of the roasting, packing and shipping process, sending its coffee directly to ours clients' table in many cases.

Shipping and Distribution

      Cafe Britt Coffee Lover's Club

      In 1992, the Company created its Coffee Lover's Club to send coffee directly to the members' homes. In 1996 the Coffee Lover's Club operation was moved in its entirety to Cafe Britt headquarters in Costa Rica, and now all individual shipments (from two 12 oz packs to any amount such as 20 bag cases) are sent via DHL WORLDWIDE EXPRESS directly to households. By shipping directly from Britt's facilities, the coffee is fresher, shipments are customized to the individual's product mix preferences, and the consumer enjoys the value of having their coffee come directly from the country of origin. Customers can order their coffee through the 1-800 GO BRITT line, which is also answered in Costa Rica.

      Most Coffee Lover's Club members have visited our Coffee Tour and continue to order Britt coffee at home for more than six months. The Company's goal is to sell regularly to 10% of the approximately 50,000 Coffee Tour visitors, leading to a projected four-fold increase in volume in 3 years. Currently, about 20% of the people who take the Coffee Tour get onto the mailing list and a portion of them order coffee at least once. Most direct mail-order customers are located in the US and Canada.

      To take advantage of changing cost structures, the mail order business is now completely carried out from Costa Rica. Phones are answered by our employees in Costa Rica where land, and labor are relatively less expensive compared to similar services in the USA. The 1-800-GO BRITT telephone line is answered directly in Cafe Britt headquarters, averaging about $1.80 per phone call from the US. The company is investing in the development of a new electronic commerce Internet site. This new platform is an important part of our whole marketing strategy.

      The Company does not have significant competition from Costa Rican companies who export gourmet quality coffee in small quantities directly to households. Outside of Costa Rica, Gevalia coffee is considered a competitor as are a number of small companies in Colombia, which roast and pack on-site for mail orders. However, only Cafe Britt educates large numbers of visitors and sells them coffee once they return to their home countries. Britt's unique positioning within the coffee industry has drawn the attention of the international business expert Michael Porter(2) who has supervised a case study on our company.

      Retail

      Cafe Britt has a strong presence with tourism-related retail outlets, and plans to increase its participation in the retail business through company-owned coffee shops and coffee kiosks. The Company currently has retail outlets in two of the places with highest tourism traffic in Costa Rica, i.e. the International Airport, and the Poas National Park.

      Cafe Britt plans to continue to expand its sales in the high-quality coffee segment, by enhancing its exposure among the university-educated population and tourists. Britt was recently granted the concession to operate the National Theater Cafe; operations started in November, 1999. Cafe Britt plans to selectively augment its exposure in upscale high traffic locations.

      Distributors

      Cafe Britt uses Cefa Comercial, a Costa Rican distributor, in order to serve local supermarket chains. Cafe Britt is in all the main supermarkets in Costa Rican metropolitan areas. Cefa is responsible for having the stores well stocked. They are also responsible for all in-store promotions, and for the required maintenance of the shelves. Stores in upscale neighborhoods generally perform better than stores located in lower income areas.

      The Company is negotiating different distribution arrangements for neighboring countries like Nicaragua, Guatemala and Panama, Cancun (Mexico) and Chile. The Company has started to sell coffee in the Caribbean through a distributor in St. Marteen.

      Company owned distribution

      Our own sales force serves the institutional market (hotels, restaurants, business firms) in Costa Rica. Our employees act like coffee consultants for our clients, providing knowledge relevant to all aspects of preparing and serving coffee and coffee beverages.

Sales and Marketing

      The Company markets its products in over 8 countries around the world. The following table presents the percentage of our total net sales by geographic region for each of the periods indicated.

----------
(2) Michael Porter teaches at Harvard Business School, where he developed the widely acclaimed MBA courses on competitive strategy. See his two major works Competitive Strategy and Competitive Advantage: Creating and Sustaining Superior Performance.


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

                                       1999              1998              1997
                                      -----------------------------------------
Costa Rica                             60.5%             58.1%             62.0%

United States                          29.3              31.4              27.5
Canada                                  0.9               1.0               0.8
Europe                                  1.1               0.3               0.6
Others                                  8.1               9.2               9.0
                                      -----------------------------------------
  Total                               100.0%            100.0%            100.0%
                                      =========================================

      The gourmet coffee market in Costa Rica is a small but growing niche. According to our own estimates the size of the gourmet coffee market in Costa Rica is currently $6 million, and we have an estimated 70% market share. The Company defines this market as the market for coffee of SHB (Strictly Hard Bean) type, that is sold in Costa Rica, to the trade channel (supermarkets, coffee shops, business firms, hotels and restaurants).

      Eighteen months ago, the Company decided to expand into the North American Club Store market, and created Boston Roasting and Import Trade Team, LLC (Boston Roasting) to market and distribute our products to Club Stores in North America. This is a partnership with a group from Boston named Cambridge Associates Holdings Corporation. A $1.5 million financing package was arranged, to provide Cafe Britt with the capital structure required for this expansion. During this time, the Company sold coffee to Sam's Club Stores in the USA and Costco in Canada. During these 18 months the Company acquired the necessary knowledge to supply these and similar chains and it is estimated that the Club Store market will become an important part of our marketing plan in the next two years.

      In addition, the Company also started a regional expansion into Latin America and the Caribbean. A distributor for Guatemala has been selected. Also, a distributor in Saint Marteen, in the Caribbean, has been selected. Britt has contacted clients in Panama, including PriceSmart, a club store chain expanding into Central and South America, and other clients in Cancun, Mexico. The Company is looking for distributors in order to serve these clients.

Competition

      Export Markets

      Export of coffee roasted in Costa Rica is a small but growing industry. The Company believes there are several reasons why coffee exporting from Costa Rica can provide a price advantage in the competitive international markets. The two main advantages are manufacturing costs and quality assurance. The cost of roasting coffee in Costa Rica can be up to 40% less than the cost of roasting coffee in the US, for a comparable-size gourmet roaster. Furthermore, we believe that the fact that we can oversee the whole process "from the plantation to the cup" gives an edge in quality assurance that few roasters in the world can match.

      Additionally, there is no processing tax levied on producer-country roasted coffees shipped to the United States and Canada. With these advantages, the Company has been actively exporting roasted coffee in high-quality 12 oz consumer-size packages and in institutional 5-pound bags.

      Also, the Company has become one of the largest DHL clients in Latin America. Recently, DHL launched a marketing campaign throughout the Americas that features Mr. Aronson and the Cafe Britt success story. Cafe Britt's achievements are possible because liberalization in Costa Rican coffee laws and regulations (as successfully championed by Britt). New communications and transportation technologies have reduced delivery costs. These changes allow the Company to operate completely from the country of origin, offering world-class service without foregoing the cost advantages of selling from the source. The Company believes it would be difficult for other coffee companies to match the marketing concepts and cost-structure advantages developed by Britt.

      The Company also believes that the Coffeetour is a marketing tool that reaches the end consumer. There are significant entry costs for other roasters in case they want to set up a comparable program. The Coffeetour with its eight years of experience helps build Britt's robust marketing concept and brand image.

Domestic Market

      In addition to penetrating international markets by exporting its high-quality Costa Rican product, the Company played a major role in the creation of Costa Rica's domestic premium coffee market. Before Britt, premium coffee was almost unheard of within Costa Rica, as practically all of it was exported to international markets. Now, 90% of Costa Ricans within Britt's potential market recognize the Cafe Britt brand and 66% within that same market have tasted Cafe Britt(3).

      The Company was recently granted the concession to operate the National Theater Cafe, one of the most visited places in downtown San Jose. Also, we are increasing our rotating inventory of espresso machines. Some of these machines are sold in cash, others are given to strategic clients as a value added service that provide additional marketing presence.

      The infrastructure platform for servicing our customers is anticipated to receive a major improvement, including new software to manage the call center, new customer service software, and the integration of communications with clients (computer-telephony integration) through e-mail, voice mail, telephone and fax.

      The Company's domestic market position has improved year by year. Sales figures for the largest supermarket chain in Costa Rica indicate Cafe Britt has a healthy 81% share of the total gourmet coffee market. Cafe Britt and Cafe 1820, a private label that we manufacture, together account for about 23% of the pure coffee products(4) in the same chain.

----------
(3) According to a survey by Informacion Total: Habitos basicos de consumo de cafe en el segmento meta de Cafe Britt. San Jose, July 1999.

(4)   In Costa Rica, some coffee is sold mixed with sugar.

      The Company also provides private label services for local and export clients, managing brands like Cafe 1820, Cafe Tropico, and Cafe Forestal. In addition to these product lines, Cafe Britt is committed to developing its certified Tierra Madre organic coffee brand, which has proven to be very successful in the past, normally selling out in the first months of the crop year (see below).

      In 1998 the Company launched "Cafe Sabemas" a private labeled coffee for the largest supermarket chain in Costa Rica. This brand is projected to sell over 150,000 lb. per year in the coming year.

      The Company believes that its best defense against continued competitor attempts to enter the high-quality, higher-priced coffee segment that we dominate, is to put competitors on the defensive by selling other lower quality brands like Cafe 1820 and the new private label coffee for the supermarket chain. Simultaneously, the Company intends to use its strengths in marketing and in green coffee purchasing, roasting and packaging capacity to keep and expand its current positioning of the Britt brand name as the highest quality coffee available.

      The Company has successfully sold at prices far higher than traditional coffee brands. Competitors have attempted to enter its still growing market niche but we believe we maintain several advantages that will make it difficult for others to take away significant market share.

      The Company believes it is the first and most recognized quality coffee purveyor in Costa Rica according to information compiled from retail and institutional sources by BAS(5) as well as from Britt surveys of consumers.

      Second, the Company pioneered the development of new market channels for coffee at non-traditional tourist-oriented retail outlets, as well as at its Coffee Tour attraction, allowing the company name to be associated with Costa Rican tourism, the country's largest foreign exchange earner.

      Third, the Company believes it is unique in that it is the only Costa Rican domestic roaster with expertise in green coffee procurement for international gourmet coffee roasters. Until 1991, export markets had the only quality-conscious buyers because the domestic market was controlled by the state-run auction mechanism. As such the Company believe this leaves it unmatched raw material purchasing experience among the local competition.

      Fourth, while some exporters with raw material purchasing skills have attempted to enter the domestic-roasted market using third-party roasters, none have the domestic marketing experience displayed by the Company. It is noteworthy that the two largest coffee roasters in Costa Rica have attempted to enter the gourmet niche, and, after two to three years of spending much larger promotional budgets than the Company, have

----------
(5) Business Advisory Service, a research and project-financing agency in Central America, set up by IFC the private arm of the World Bank.

failed to take away significant market share from Britt, and have reduced significantly their efforts in this niche, retrenching to strengthen their positions in the low end of their product lines.

Employees and Labor

      At year-end June 1999, the Company employed a total of 93 persons. Cafe Britt has promoted the creation of an "Asociacion Solidarista", a non-union company supported employee organization ruled by Costa Rican law, with the goal of promoting savings and other benefits for employees. 57 of these persons belong to the "Asociacion". The Company believes that its overall relationship with its employees and "Asociacion Solidarista" is satisfactory.

Research and development

      The Company is formalizing the research and development process following the guidelines of ISO 9001 in its Design Control chapter and the Company has a Design Committee, which coordinates all development and design projects.

Patents, Trademarks and Licenses

      The Company has exclusive rights to use the CAFE BRITT brand for roasted coffee and all other related products it can market using that name.

Environmental Matters

      We organically grow coffee on the site of the Coffeetour and on other farms supervised by us. Certified organic coffee is cultivated without chemical fertilizers, herbicides nor pesticides. Tierra Madre, the organic coffee subsidiary of Grupo Cafe Britt, S.A. has been growing and processing certified organic coffee since 1989 and is a pioneer in organic farming in Central America. Organic coffee is estimated to be about 10% more expensive to grow, but it plays an important role in the Company's strategy. In the past, the main limitation for selling organic coffee has been the reluctance of producers who do not want to make the shift towards organic production. The Company has researched organic production and already started a plan to promote the cultivation of organic coffee, which can be exported as roasted or green coffee.

      Organic coffee is one of the fastest growing market niches in the coffee industry. The Company has developed an organic retail size coffee package and plan to launch our Tierra Madre organic coffee at retail in the coming months.

      Tierra Madre was started originally as a model of sustainable agriculture, showing farmers how to cultivate coffee in ways that are friendly to the habitat, including rational use of shade, recycling of water, and intelligent use of natural inputs. The Tierra Madre organization offers technical assistance to farmers who want to convert to organic methods, in addition to managing about 50 acres of production.

      Cafe Britt has also made efforts to control its emissions beyond what the Costa Rican law requires. The Company purchased catalytic control equipment and will be installing a second equipment in the next year to improve the quality of the air that is expelled by the roasters. The Company does not foresee any liability for remedial action in this area.

      The Company has an environmental committee and is working on other areas of environmental sustainability. We believe sustainability is an important element in our corporate culture and strategy.

Government Regulation

      The coffee industry in Costa Rica is primarily regulated by ICAFE (Instituto del Cafe de Costa Rica). They exert a variety of controls to the whole coffee industry and keep statistics for the country. Cafe Britt fulfills all rules and regulations required by ICAFE and other competent government bodies.

Description of Property

      Cafe Britt's facilities consist of roast coffee processing and marketing and tourism facilities (including a visitor tour and show, a food-serving area, and a packaged coffee sales outlet). Both facilities are located on its 5 acre property in Heredia, - about seven miles north of San Jose, the capital city of Costa Rica. The parcel was formerly used as a coffee farm and is located on gently rising grounds with attractive views of nearby volcanoes. It is served by paved roads and has adequate electricity and water connections.

Legal Proceedings

      Other than ordinary and routine litigation incidental to its business, the Company is not engaged in any other litigation.

Directors, Executive Officers, Promoters and Control Persons

      The names and positions of our current executive officers and directors are as follows:

                                                            Current Position
       Name                 Position                           Held Since
       ----                 --------                           ----------

Steven J. Aronson       President and Chief               President since 1985
                        Executive Officer                 and Chief Executive
                                                          Officer since 1991

Pablo E. Vargas         Chief Financial Officer and       1998
                        Director

Tina Aronson            United States Representative      1991

Marianela Monge         Exports Manager                   1996

Phillipe Aronson        Sales Manager                     1997

Edward Logeman          Managing Director                 1998

Guillermo Groisman      Director                          1994

Michael Caggiano        Director                          1999

      Steven J. Aronson, Chairman, President, and CEO

      Mr. Aronson, an American permanently residing in Costa Rica, founded Cafe Britt in 1985. Originally the Company derived its expertise in gourmet coffee from Mr. Aronson's experience as a supplier of high-quality Costa Rican coffee to many of the world's leading specialty roasters and importers such as Seattle's Best Coffee, Peets Coffee of San Francisco, and Starbucks.

      Mr. Aronson has 25 years of coffee procurement and international trading experience working in both environments, as an officer in multinational companies and as entrepreneur. He has founded coffee and cocoa processing companies in several countries of Latin America. He has a worldwide network of coffee market contacts as well as intimate knowledge of coffee farm practices in Costa Rica.

      Mr. Aronson is a well-respected authority on coffee in Costa Rica as well as being recognized in world coffee circles. He has been continuously involved in the coffee industry for over 25 years, having previously worked in futures trading, coffee purchasing, sales, and quality control prior to founding coffee processing and trading companies in Costa Rica. Mr. Aronson graduated with a BA from the University of Michigan at Ann Arbor and is a Ph.D. candidate in agricultural economics at Stanford University. He is a frequent speaker and/or moderator at domestic and international coffee industry forums. He has also counseled the Costa Rican government at international coffee meetings. He has complete verbal fluency in four languages, and reading ability in six.

      Pablo E. Vargas, Financial Director (Chief Financial Officer)

      Mr. Vargas has been involved with Cafe Britt for the past eight years. From 1995 to 1998 he was in charge of roasted coffee exports and strategic planning. He is now Financial Director (CFO), in charge of all financial and IT operations for the company. Mr. Vargas has a Bachelor's degree in Agricultural Economics from Universidad de Costa Rica, and Master's degrees in Agricultural Economics and Business Administration, both degrees from Michigan State University. Mr. Vargas lived three years in Michigan, and one year in Monterrey, Mexico prior to working for Cafe Britt. Mr. Vargas had previous experience in the consulting field with international development organizations, and he is a recipient of the prestigious Fulbright Scholarship.

      Tina Aronson, United States Representative

      Ms. Aronson opened the US office for Cafe Britt in 1989 and has been developing the US wholesale and retail markets for Cafe Britt. Her office in Newton, MA, in addition to servicing restaurant clients like Legal Sea Foods, had responsibility for the creation of Britt's mail order program. This office lends general marketing and sales support in our Expansion to North America. Ms. Aronson graduated with a B.A. from American University and holds a M.A. from the University of Michigan. Prior to opening the US office, Ms. Aronson did extensive market research for retail development for the city of Boston and the city of Worcester. She was also involved in a government backed financing program to small business firms.

      Marianela Monge, Exports Manager

      Ms. Monge has 9 years executive experience in various branches of the coffee industry, from procurement and export of green coffee to mail order logistics. Presently Ms. Monge, in addition to managing the export department, acts as the Direction's Representative in our implementation of our quality assurance system. After studying biology at the University of Costa Rica and further work at the University of Rhode Island on English courses, Ms. Monge joined Coca Cola's Central American & Caribbean offices where she became executive assistant to Financial and Marketing managers. She is presently completing an MBA degree.

      Phillippe Aronson, Sales Manager

      Phillippe Aronson is the President's son. He is 24 years old and has been Sales Manager for Cafe Britt since 1997. He has been trained by a well-respected green coffee Brazilian exporter (Irmaos Riveiro), and worked for Starbucks and Seattle's Best Coffee in the US. Mr. Aronson has received office coffee training from John Conti in Louisville, Kentucky, general coffee training in Lavazza in Torino, Italy and further training from La Cimbali, in Milano, Italy. He is completely fluent in English, Spanish, French and Portuguese, and besides supervising local sales operations, is now opening regional accounts in the Caribbean and Latin America.

      Edward Logeman, Director

      Mr. Logeman is an attorney at law associated with Maduro and Curiel's Bank of Curacao, Netherlands Antilles. Mr. Logeman has more than 10 years of experience dealing with corporate law and corporate issues for companies incorporated in the Netherlands Antilles.

      Guillermo Groisman, Director

      Mr. Groisman owns a distribution company in Costa Rica and worked with Steve Aronson for more than 12 years in the coffee industry as trader and financial manager. Mr. Groisman is a Certified Public Accountant and is well known in Costa Rica's financial community.

      Michael Caggiano, Director

      Mr. Caggiano, a PhD in economics from The Rand Corporation, has been involved with a group of investors with interests in hotel and medical facilities in Costa Rica. He is Chief Operating Officer of Talley and Co. in Los Angeles, CA, and spends about 40% of his time in Costa Rica.

Control of Registrant

      Pursuant to our Articles of Incorporation, our authorized share capital consists of 20,000,000 ordinary shares having a par value of $0.01 per share, of which 10,000,000 shares are issued and outstanding.

      The following table sets forth certain information as of June 30, 1999 with respect to each shareholder known to Cafe Britt to own more than 5% of the ordinary shares and with respect to the ownership of ordinary shares by all directors and officers of Cafe Britt as a group.

       Person or Group               Number of Shares Owned     Percent of Class
       ---------------               ----------------------     ----------------

El Ciruelo NV. (1) (3) (5)                  5,766,165                 57.7%
Cafe Tropico, S.A. (2) (3) (5)                223,755                  2.2

Other Aronson Family
  members (4)                                 537,100                  5.4

All directors and officers as a
  Group (12 persons) (6)                    6,596,970                 66.0

(1) The registered office address of El Ciruelo NV is c/o Maduro & Curiel's Bank N.V., Sharlooweg 31, P.O. Box 4888, Curacao, Netherlands Antilles.

(2) The registered office address of Cafe Tropico, S.A. is P.O. Box 1027-1000, San Rafael, Heredia, Costa Rica.

(3) Steven Aronson, president and CEO of Cafe Britt, beneficially owns 100% of El Ciruelo N.V. and Cafe Tropico, S.A.

(4) Benjamin Aronson, Catherine Aronson, Jeremy Aronson, Marie Aronson, Philippe Aronson and Raphael and Henny Aronson beneficially own 0.25%, 0.25%, 0.25%. 0.25%, 2%, and 2.37% respectively of Cafe Britt's outstanding voting equity securities.

(5) The business address of Steven Aronson is P.O. Box 528-3000, Heredia, Costa Rica.

(6) Includes (1) 5,989,920 shares owned directly by El Ciruelo NV and Cafe Tropico, S.A., of which Steven Aronson is beneficial owner, (2) 537,100 shares owned by other members of Aronson's Family, as described in the previous number four, and (3) an aggregate of 69,950 shares owned directly by certain directors and officers.

Nature of Trading Markets

      No public trading market exists for the Company's securities and all of its outstanding securities are restricted securities as defined in Rule 144. As of November 1, 1999, there were 340 holders of record of the Company's common stock on. No dividends have been paid to date and the Company's Board of Directors does not anticipate paying dividends in the foreseeable future.

Taxation

      Cafe Britt Coffee Corporation, Inc. is incorporated in Curacao (also known as the Netherlands Antilles), a well-respected dollar-denominated territory where major multi-national corporations have established offshore offices. The main advantages of incorporating in Curacao are clear and simple corporate law and regulations, and the tax advantages it offers, with a maximum corporate net income tax rate of 2.4% on the first $56,000 and 3% on amounts that exceed $56,000.(6)

      As a "receptive tourism agency," Cafe Britt maintains a tourism contract with Instituto Costarricense de Turismo (ICT), the government agency that regulates Costa Rican tourism. Also, Cafe Britt also enjoyed the benefits of an Export Contract with the Costa Rican government represented by the Consejo Nacional de Inversiones. Under the terms of these two contracts, Britt was exempt from all import duties on machinery and packaging material through September 1999. The cost advantages conferred by this exemption provided some incentive for raising capital to purchase new equipment during the last two years.

Selected Financial Data

--------------------------------------------------------------------------------
                                                Year ended June 30,
================================================================================
                                       1999            1998             1997
--------------------------------------------------------------------------------
Net Sales                           $8,850,711      $5,030,124       $4,138,212
Gross Profit                         2,459,615       1,249,656        1,062,260
Income (loss) before                   368,630          19,258            4,378
  interest and taxes
Financing expenses                     264,550         314,068          343,809
Income tax                              12,647         (17,114)          (2,021)
Net income (loss)                      116,727        (311,924)        (341,452)
Inventories                          1,233,153         885,441               --
Accounts receivable                    957,506         422,820               --
Current Assets                       3,075,734       2,434,069               --
Net fixed assets                     3,143,525       2,638,360               --
Current liabilities                    753,947         641,229               --
Long term liabilities                1,535,269       1,683,187               --
Net Shareholders' Equity             4,697,649       3,224,141               --
Exchange rate                           286.11          256.38           232.55
--------------------------------------------------------------------------------

Management's Discussion and Analysis or Plan of Operation

Net Sales

      The Company's net sales are affected by numerous factors including competition from other coffee companies and families' disposable income. Sales in Costa Rica are also affected by changes in the exchange rate.

----------
(6) In addition, capital gains realized on the disposal of assets are not taxable, while capital losses are not tax deductible.

The Company net sales growth in the last years has been achieved by increased marketing efforts and increased demand of the Company's products. The Costa Rican market in the recent years has become more receptive to paying a premium in order to obtain higher quality beans. Consumers are migrating from lower quality coffees to higher quality products. The Costa Rican market had been dominated by coffee products mixed with sugar in the roasting process, which are cheaper than any pure coffee product. The pure coffee category has been growing at the expense of the mixed coffee products, and Cafe Britt has benefited from this trend as well. The fact that Costa Rica remains a strong destination for tourists also has a positive impact on Cafe Britt sales.

Cost of Products sold

      Cost of products is influenced primarily by the international green coffee prices. Although our raw material is purchased in origin, all the suppliers of green coffee price their beans according to the international coffee market, typically represented by the nearby positions of the "C" coffee contract of the New York Coffee and Cocoa Exchange. The Company has used different mechanisms to hedge the risk of adverse price fluctuations, including carrying inventories, long term relationships with suppliers, purchase agreements of one or more years at a fixed price, and futures contracts. Typically in years when the price of coffee rises, the operating margins are reduced, because the company is not capable of transferring the full cost increase to the consumer. In years of low coffee prices the margins for the company improve. The market for coffee as a finished good is much more stable than the commodity market.

      In 1997, coffee prices were generally higher than in the next two years. Coffee prices have come down this year as well and the prospect from a global supply and demand point of view leads to think that for the next two years coffee prices will remain under 1.50 per lb. However there is no assurance of this since commodity prices are affected by unpredictable events.

      The other component of cost of goods is the cost of packaging and manufacturing costs. Both items have remained stable in the last three years, with a minor increase in the packaging materials prices, which has been offset by increased production efficiency.

Selling Expenses

      Selling expenses include primarily the costs associated with selling the coffee in Costa Rica, North America, and other markets, advertising and promotional expenses as well as promotional expenses for the Coffeetour in Costa Rica and United States. In Costa Rica the Company has its own distribution to the institutional channel (hotels, restaurants, business firms, etc).

General and Administrative Expenses

      General and Administrative expenses include corporate overhead and related administrative functions, like human resources, accounting, finance, the cost of the implementation of the quality system, and depreciation associated with the sale of coffee and the Coffeetour.

Other income, net

      Other sources of income include the selling of roasting services to clients who provide their raw materials, and CAT (Certificado de Aporte Tributario), a tax subsidy given by the government of Costa Rica as a percentage of exports up to September 30, 1999. CAT was given to companies to promote the exportation of non-traditional goods, under Export Contracts with the government, all of which finalized in September 30, 1999. Other sources of income included royalties received for the sale of Licor de Cafe Britt distributed by Holtermann & Cia. Other expenses are also included and deducted from other income.

Gain on sale of permanent investment

      Grupo Cafe Britt sold during June of 1998 a 7.5% of its participation in Boston Roasting and Import Trade Team, L.L.C., the sale involved a net gain of $350,864. Expenses related to this transaction were deducted.

Translation Loss (gain)

      The company carries most of its operations in Costa Rica, and the Costa Rican corporations carry their accounting in colones, the local currency. Depending on the net position of monetary assets and liabilities, the company may incur in translation gains or losses. Monetary assets denominated in colones generate translation losses while monetary liabilities held in colones generate translation gains.

Financing expense

      Financing expense consists primarily of interest on borrowings under working capital facilities that we maintained and interest on long-term debt and capital lease obligations.

Income tax

      Income taxes consist of the consolidation of the income taxes computed on a separate entity basis, in each country in which we have operations. Since the Company is a non-US company with substantial operations outside the United States, a substantial portion of its results of operations is not subject to U.S. taxation. The Company is however, subject to U.S. taxation on constructive operating profits of its U.S. subsidiary, calculated in accordance with the tax provisions governing related party transactions.

Results of operations

      The following table presents, for each of the periods indicated, income statement data expressed as a percentage of net sales:

--------------------------------------------------------------------------------
                                                    Year ended June 30,
================================================================================
                                              1999          1998          1997
--------------------------------------------------------------------------------
Net sales                                      100%          100%          100%
Cost of sales                                 72.2          75.2          74.3
  Gross Profit                                27.8          24.8          25.7
Selling expenses                              12.9          14.2          19.4
General and Administrative
  Expenses                                     8.7          18.3          26.2
Other income and gain on sale of
  permanent investment, net                   (0.3)        (12.5)         (6.0)
Translation loss (gain)                        2.3           4.4         (14.0)
Income (loss) before interest and
  taxes                                        4.2           0.4           0.1
Financing expenses                            (3.0)         (6.2)         (8.3)
Income tax                                     0.1          (0.3)         (0.0)
Net income (loss)                              1.3%         (6.2)         (8.3)
--------------------------------------------------------------------------------

      The following table presents for each of the periods indicated (1) net sales by geographic region, (2) net sales by segment and (3) gross product by segment

-------------------------------------------------------------------------------------------------------------
                                                               Year ended June 30,
=============================================================================================================
                                             1999                     1998                      1997
=============================================================================================================
Net sales by geographic area:
    Costa Rica                       $ 5,354        60.5%    $ 2,924          58.1%     $ 2,566          62.0%
    United States                      2,597        29.3       1,578          31.4        1,140          27.5
    Canada                                81         0.9          52           1.0           34           0.8
    Europe                               100         1.1          14           0.3           24           0.6
    Others                               718         8.1         462           9.2          374           9.0
Total net sales                      $ 8,850         100%    $ 5,030           100%     $ 4,138           100%
Net sales by segment
    Coffee sales                     $ 8,254        93.3%    $ 4,647          92.4%     $ 3,815          92.2%
    Tourism                              596         6.7         383           7.6          323           7.8
Operation Profit by segment
    Coffee sales                         512         5.8        (379)         (7.5)        (695)        (16.8)
    Tourism                               35         0.4          (6)         (0.1)        (130)         (3.1)
  Total Operation Profit (loss)          547         6.2        (385)         (7.6)        (825)        (19.9)
-------------------------------------------------------------------------------------------------------------

1999 Compared with 1998

      Net sales

      In 1999 net sales were $8.85 million compared with $5.03 million for 1998, an increase of 76%. The increase in net sales of $3.82 million was primarily the result of higher sales of roasted coffee in Costa Rica and the inclusion of green coffee sales. The retail division had a substantial increase from $441,000 in 1998 to $828,000 in 1999. Export sales of roasted coffee also increased 55% from $1.31 million in

1998 to $2.03 million in 1999. Coffee tour sales grew 56% going from $383,000 in 1998 to $596,000 in 1999.

      The growth in sales was supported by an increase of $431,000 in selling expenses.

      With current infrastructure, machinery and equipment, the company has production capacity up to 200 metric tons per month or 2,400 metric tons per year (440,000 lb per month or 5.3 million lb per year). During the next high season the Company estimates its monthly production level will be at 60% of our capacity.

      Cost of sales

      Cost of sales went from $3.78 million in 1998 to $6.39 million in 1999, an increase of 69%. Cost of sales as a percentage of sales went from 75.2% in 1998 to 72.2% in 1999. Gross margin improved primarily because of lower green coffee prices.

      Gross Profit

      Gross Profit was $2.46 million in 1999 compared to $1.25 million in 1998, an increase of $1.21 million or 97%. As a percentage of sales, gross profit improved from 24.8 in 1998 to 27.8 in 1999. The higher volumes also brought economies of scale and cost reductions, which together with lower green coffee prices improved the gross margin. This positive impact in gross margin was partially offset by a change in the product mix, because the inclusion of green coffee sales lowered the average gross margin. In the future, it is expected that gross margin of roasted coffee sales will increase. However, the inclusion of green coffee sales and the corresponding lower gross profit associated with these sales, will cause a reduction in the gross profit of the company as a whole as a percentage of sales.

      Selling Expenses

      Selling expenses increased $431,000 or 60%, going from $712,000 in 1998 to $1.14 million in 1999. This was primarily the result of a marketing plan based on increased promotion at the point of sale and expansion of retail activities.

      General and Administrative Expenses

      General and administrative expenses experienced a reduction from $922,000 in 1998 to $770,000 in 1999. The reduction was due to a plan to decrease costs and expenses. However, during the last months the company hired professional staff in the areas of Information Technology, Accounting, and Human Resources, and as a result, the general and administrative expenses will increase again in the coming months. A second factor contributing to the reduction comes from the fact that expenses are carried out in Costa Rican colones, and because of the devaluation there is a foreign translation effect of applying a higher exchange rate in 1999. From time to time depending on Costa Rica's economic conditions, the prices and rates for some goods and services become cheaper when converted to US dollars.

      Other income, net

      Other income decreased from $277,000 in 1998 to $28,669 in 1999. This decrease is due primarily to lower levels of sales of toll packing services. As the company increases its own production, the use of the manufacturing facilities for third-party products becomes less attractive.

      Gain on sale of permanent investment

      This transaction was a one-time negotiation of 7.5 % of the company's participation in Boston Roasting and Import Trade Team, LLC. The company sold this at a profit of $350,000 net of expenses. The company does not have plans to sell any of its remaining interest in Boston Roasting.

      Translation loss (gain)

      The company has substantial operations in Costa Rica, where transactions are predominantly carried out in colones, the local currency. Monetary assets held in colones generate translation losses, while monetary liabilities held in colones generate translation gains, due to devaluation. Translation loss decreased from $223,000 to $207,000.

      Financing expenses

      Financing expenses experienced a reduction of 16%, from $314,000 in 1998 to $265,000 in 1999. This reduction is due to the substitution of debt for equity.

      Income tax

      The net effect from the 1% income tax paid, and the deferred income taxes, cause a positive balance for 1999, of $13,000, against a net income tax of $17,000 paid during 1998.

1998 Compared with 1997

      Net sales

      In 1998 net sales were $5.03 million compared with $4.14 million for 1997, an increase of 22%. The increase in net sales of $0.89 resulted from higher export and local coffee sales, excluding retail sales, which decreased 9% because the company did not have the stand in the international airport during 1998.

      Local coffee sales (wholesale and supermarkets) grew 19% from $2.09 million in 1997 to $2.48 million in 1998. Export sales of roasted coffee increased 57% from $0.84 million in 1997 to $1.31 million in

1998. Sales to Sam's Club stores from January to June 1998 contributed to this growth.

      Cost of sales

      Cost of sales increased 23%, from $3.07 million in 1997 to $3.78 million in 1998. Cost of sales as a percentage of net sales was 75.2% in 1998 and 74.3% in 1997, showing a stable behavior.

      Gross Profit

      Gross Profit was $1.25 million in 1998 compared to $1.06 million in 1997, an increase of 18%. As a percentage of sales, gross profit went from 25.7 in 1997 to 24.8 in 1998.

      Selling Expenses

      Selling expenses decreased slightly from $804,000 in 1997 to $712,000 in 1998, in an effort to reduce expenses while the company was restructuring its capital base. The push in sales and marketing would come during 1999.

      General and Administrative Expenses

      General and administrative expenses experienced a reduction from $1.08 million in 1997 to $922,000 in 1998. The reduction came from a company effort to become more efficient.

      Other income, net

      Other income decreased from $580,000 in 1997 to $277,000 in 1998.

      Gain on sale of permanent investment

      See comment in previous section.

      Translation loss (gain)

      Translation gain of $250,000 during 1997 turned into a loss of 223,000 during 1998. This is the case because in 1998 the company had more colon denominated monetary assets and more dollar denominated liabilities than in 1997.

      Financing expenses

      Financing expenses experienced a reduction of 16%, from $314,000 in 1997 to $265,000 in 1998. This reduction is due to the substitution of debt for equity.

      Income tax

      The net effect from the 1% income tax paid, and the deferred income taxes, cause a positive balance for 1998, of $13,000 against a net income tax of $17,000 paid during 1997.

Seasonality

      Our business is subject to seasonal fluctuations primarily attributable to the lower temperatures in the Northern Hemisphere from November to April. This cold weather coincides with the high season for Costa Rican tourism industry.

Liquidity and capital resources

      Net cash provided by operating activities for 1999 was $326,000, an increase of $165,000 from 1998. Net cash used by operating activities in 1997 reached $917,000. The increase in net cash by operating activities is primarily attributable to the increase in sales and the improvement of operating margins.

      Net cash used by investing activities reached $804,000 in 1999, $759,000 in 1998 and $233,000 in 1997. These capital expenditures during these periods were primarily for expansion of our production capacity and for improvements in tourism facilities. Investments included a new packaging line, a silo for blending and storing green coffee on site, expansion of the factory area, automation of product flows and electronic controls. A new restaurant was built and the theater was remodeled. The total invested in purchase of property, plant and equipment for the three-year period was $1.8 million.

      Cash provided by financing activities was $1.0 million in 1999, $755,000 in 1998 and $1.3 million in 1997. The principal source of cash from investing activities has been the issuance of common stock through private placements, having raised $1.4 million in 1999, $1.7 million in 1998 and $1.1 million in 1997. Proceeds from loans were $228,000 in 1998 and $1.1 million in 1997, whereas loan payments were $342,000 in 1999, 1.1 million in 1998 and $755,000 in 1997. In the three-year period the company received 1.4 million from loans, and paid $2.2million as loan payments, using a net amount of $884,000 for this concept.

      The company has a revolving line of credit of $500,000 with Banco Improsa, a Costa Rican bank, and the Company plans to obtain an additional line for working capital in the coming months.

Impact of Year 2000 Issue

      The Year 2000 computer issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Any of Cafe Britt's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, ship products, or engage in similar normal business activities. In addition to hardware and software, the Year 2000 computer issue may also affect printers, facsimile machines, security systems, elevators, and other systems that are controlled by microprocessors. The Year 2000 computer issue will affect Cafe Britt, its vendors and suppliers, customers, and other third parties with whom Cafe Britt does business.

         To address this issue, Cafe Britt has created a plan under the direction of the CFO, which consists of a team of Cafe Britt personnel and third-party consultants. The phases of the plan include assessment, remediation or replacement, testing and certification, and implementation.

      Cafe Britt is focusing on the following four areas of exposure:

            o     Information technology;

            o Non-information technology, or non-IT systems (for example, climate control systems, copy machines, security systems, etc.);

            o     Technology products sold by Cafe Britt; and

            o     Third-party relationships.

      Cafe Britt has completed its evaluation of the Year 2000 readiness of its information technology and the critical sections of its non-information technology systems. Information technology includes, client server applications, end-user applications, infrastructure hardware and software, and networks and voice systems. Cafe Britt has completed the assessment of all information technology systems that it believes could be significantly affected by the Year 2000 computer issue, and has completely replaced the accounting and administration software. All critical software currently in use is Y2k compliant.

      Cafe Britt has identified its most important customers, suppliers, and business partners (for example, printers, paper suppliers, distributors, and financial institutions), and is in the process of contacting them to determine the extent to which Cafe Britt may be vulnerable in the event that those parties fail to properly correct their own Year 2000 computer issues. Cafe Britt will be monitoring the responses and progress of these parties. To date, Cafe Britt is not aware of any third party whose Year 2000 issues would have a material effect on Cafe Britt, but has no independent means of ensuring that third parties will be Year 2000 ready or whether their remediation efforts will be compatible with those of Cafe Britt.

      We estimate that our total year 2000 project costs, including assessment, development of a modification or replacement plan, purchase of new hardware and software and implementation, will be approximately $180,000. From this, approximately $150,000 have been capitalized and $25,000 expensed. The costs incurred to date were funded through cash flow from operations.

      Cafe Britt believes that it has an effective program in place to resolve any Year 2000 computer issues in a timely manner. With the progress up to date, management believes that the Year 2000 computer issue will not pose significant operational problems for Britt's computer systems.

      While Cafe Britt is not currently aware of any significant exposure, it cannot be sure that all Year 2000 remediation processes will be completed and properly tested before the Year 2000, or that contingency plans will be sufficient to mitigate the risk of all forms of Year 2000 readiness problems for Cafe Britt and its significant customers, suppliers, and business partners.

Compensation of Directors and Officers

During the year ended June 30, 1999 the company paid a total of $272,000 to its officers and directors (8 persons). The company does not currently have pension or retirement plans for its officers or directors.

--------------------------------------------------------------------------------
      Steven Aronson, President and Chief Executive Officer             $125,000
--------------------------------------------------------------------------------
      Pablo Vargas, Chief Financial Officer and Director                  48,000
--------------------------------------------------------------------------------
      Tina Aronson, United States Representative                          49,500
--------------------------------------------------------------------------------
      Marianela Monte, Exports Manager                                    32,500
--------------------------------------------------------------------------------
      Phillipe Aronson, Sales Manager                                     17,000
--------------------------------------------------------------------------------
      Edward Logeman, Managing Director                                        0
--------------------------------------------------------------------------------
      Guillermo Groisman, Director                                             0
--------------------------------------------------------------------------------
      Michael Caggiano, Director                                               0
----------------------------------------------------------------------
                                                                        $272,000
----------------------------------------------------------------------==========

Certain Relationships and Related Transactions

      In January 1999, the Company entered into an agreement with Cafe Tropico, S.A., a related party with common shareholders but not part of Cafe Britt, to execute its sale contracts of green coffee since January 1999. After this initial transitional phase, the agreement allows Cafe Britt to continue to serve Cafe Tropico's international clients for account of Cafe Britt. This brings additional revenues to Cafe Britt. During the first six months green coffee sales under this contract were $2.8 million. In the future Finca Tropico, S.A. will handle all green coffee operations as a subsidiary of Cafe Britt Coffee Corporation.

      In addition, Boston Roasting and Import Trade Team LLC, a U.S. Company owned by Cambridge Associates Holdings Corp., other shareholders and Cafe Britt, granted a $1.500.000 subordinated loan in 1997 for working capital and purchasing of equipment, with no due date and 12% yearly interest rate.

      Decisions in Boston Roasting are made by the consensus of four managers, two of which represent the interests of Grupo Cafe Britt, S.A. Cafe Britt sells coffee at competitive market levels to Boston Roasting and has a 25% participation in the profits of the venture. Cafe Britt holds options to purchase an additional 7.5% of the company over the next 4 years.

Use of Proceeds

      The Company will not receive any proceeds from the sale of the common stock offered hereby; nor will such proceeds be available for the Company's use or benefit.

Selling Security Holders

      The shares of Common Stock of the Company offered by this Prospectus are being sold for the account of the Selling Security Holders identified in the table indicated below (the "Selling Security Holders"). The Selling Security Holders are offering for sale an aggregate of 10,000,000 shares of the Company's Common Stock.

      The following table sets forth the number of Shares being held of record or beneficially (to the extent known by the Company) by such Selling Security Holders and provides (by footnote reference) any material relationship between the Company and such Selling Security Holders, all of which is based upon information currently available to the Company.

--------------------------------------------------------------------------------
                                                                      Number of
 No.   Name Of Shareholder                                          Shares Owned
--------------------------------------------------------------------------------
 1     Alejandro Alpizar Munoz                                               100
--------------------------------------------------------------------------------
 2     Anna Alvarez                                                          100
--------------------------------------------------------------------------------
 3     Antonieta Brenes Jimenez                                              100
--------------------------------------------------------------------------------
 4     Ana Rita Chavarria Avila                                              100
--------------------------------------------------------------------------------
 5     Clyde C. Adams                                                      9,500
--------------------------------------------------------------------------------
 6     Dieter Adler                                                        1,090
--------------------------------------------------------------------------------
 7     Kimberly S. Alexander                                               2,250
--------------------------------------------------------------------------------
 8     Abba Lichtenstein                                                   2,000
--------------------------------------------------------------------------------
 9     Alexander Tom Lichtenstein                                            100
--------------------------------------------------------------------------------
 10    Jonathan Lichtenstein                                                 100
--------------------------------------------------------------------------------
 11    Joshua Tom Lichtenstein                                               100
--------------------------------------------------------------------------------
 12    Natalie Lichtenstein                                                  100
--------------------------------------------------------------------------------
 13    Murray Alter                                                        5,000
--------------------------------------------------------------------------------
 14    Alejandra Mora Moreno                                                 100
--------------------------------------------------------------------------------
 15    Ana Sanchez                                                           100
--------------------------------------------------------------------------------
 16    Benjamin Aronson                                                   25,000
--------------------------------------------------------------------------------
 17    Catherine Aronson                                                  25,000
--------------------------------------------------------------------------------
 18    Jeremy Aronson                                                     25,000
--------------------------------------------------------------------------------
 19    Marie Aronson                                                      25,000
--------------------------------------------------------------------------------
 20    Philippe Aronson                                                  200,000
--------------------------------------------------------------------------------
 21    Raphael And Henny Aronson                                         112,500
--------------------------------------------------------------------------------
 22    Raphael And Henny Aronson                                         124,600
--------------------------------------------------------------------------------
 23    El Ciruelo S.A.                                                 5,766,165
--------------------------------------------------------------------------------
 24    Tina Aronson                                                          100
--------------------------------------------------------------------------------
 25    Armando Rosales                                                       100
--------------------------------------------------------------------------------
 26    Alice Avrutick                                                      2,000
--------------------------------------------------------------------------------
 27    Louis Avrutick                                                      2,000
--------------------------------------------------------------------------------
 28    H. Thomas And Paula M. Bartlett                                     2,000
--------------------------------------------------------------------------------
 29    Thomas Bazemore                                                    10,000
--------------------------------------------------------------------------------
 30    Robert L. And Deborah A. Bedell And Campbell                        2,000
--------------------------------------------------------------------------------
 31    Corporacion De Inversiones Dilido Internacional,S.A.               10,473
--------------------------------------------------------------------------------
 32    Mable R. Bell                                                       2,000
--------------------------------------------------------------------------------
 33    Bennett Enterprises, Inc.                                           2,000
--------------------------------------------------------------------------------
 34    Frank P. Bernarducci , Ttee                                         9,500
--------------------------------------------------------------------------------
 35    Robert Blais                                                        2,200
--------------------------------------------------------------------------------
 36    Emmy Lou Bradt                                                     11,250
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 37    Bosque Del Cabo S.A.                                                1,000
--------------------------------------------------------------------------------
 38    Michael N. Caggiano, Ph.D.                                         50,000
--------------------------------------------------------------------------------
 39    Caltkco S.A.                                                      170,921
--------------------------------------------------------------------------------
 40    Carlos Arce                                                           100
--------------------------------------------------------------------------------
 41    Robert And Cinthis Carli                                            2,000
--------------------------------------------------------------------------------
 42    Carmen Chavarria                                                      100
--------------------------------------------------------------------------------
 43    Carlos Blanco                                                         100
--------------------------------------------------------------------------------
 44    Carlos Brown Wiltshire                                                100
--------------------------------------------------------------------------------
 45    Claudia Gomez                                                         100
--------------------------------------------------------------------------------
 46    Miu Kan Cheng Lom                                                  10,000
--------------------------------------------------------------------------------
 47    Charlie Cho                                                        10,000
--------------------------------------------------------------------------------
 48    Cirilo Farley Farley                                                  100
--------------------------------------------------------------------------------
 49    Cesar Melendez Espinoza                                               100
--------------------------------------------------------------------------------
 50    Carlos Manuel Gonzalez                                                100
--------------------------------------------------------------------------------
 51    Robert B. And Claire Jeanne Margaret Colton                         4,500
--------------------------------------------------------------------------------
 52    Charles Cool                                                       40,000
--------------------------------------------------------------------------------
 53    Brendan Burke                                                         500
--------------------------------------------------------------------------------
 54    Karen Cooper                                                          500
--------------------------------------------------------------------------------
 55    Martha Corcoran                                                    20,000
--------------------------------------------------------------------------------
 56    Mario Correia                                                      22,500
--------------------------------------------------------------------------------
 57    Carolina Salas Alfaro                                                 100
--------------------------------------------------------------------------------
 58    Christian Segura Acosta                                               100
--------------------------------------------------------------------------------
 59    Christopher Vega Alfaro                                               800
--------------------------------------------------------------------------------
 60    Esteban Vega Alfaro                                                   800
--------------------------------------------------------------------------------
 61    Kenneth Vega Alfaro                                                   800
--------------------------------------------------------------------------------
 62    Comercializadora Laf S.A.                                             800
--------------------------------------------------------------------------------
 63    Lisbeth Alfaro Fallas                                                 800
--------------------------------------------------------------------------------
 64    Donald Layne  Carter                                               11,250
--------------------------------------------------------------------------------
 65    The Greenwich Company                                              24,300
--------------------------------------------------------------------------------
 66    Anton H. Derosa                                                     1,778
--------------------------------------------------------------------------------
 67    Aaron M. Derosa                                                       222
--------------------------------------------------------------------------------
 68    Anton W. Derosa                                                       222
--------------------------------------------------------------------------------
 69    Dionisio Echeverria                                                   100
--------------------------------------------------------------------------------
 70    Craig Dixon                                                         4,000
--------------------------------------------------------------------------------
 71    Don L. Carter                                                       4,500
--------------------------------------------------------------------------------
 72    Michael L. Doren                                                    6,000
--------------------------------------------------------------------------------
 73    William J. Downey, Jr.                                             30,000
--------------------------------------------------------------------------------
 74    James M. Duenow Pension Plan Trust                                 31,040
--------------------------------------------------------------------------------
 75    Shirley Dundon                                                      6,250
--------------------------------------------------------------------------------
 76    Elizabeth Anticona                                                    100
--------------------------------------------------------------------------------
 77    Exdys Cuadra Alvarado                                                 100
--------------------------------------------------------------------------------
 78    Peter H. Edwards                                                  116,364
--------------------------------------------------------------------------------
 79    Edwin Espinoza                                                        100
--------------------------------------------------------------------------------
 80    Elieth Sanchez Sanchez                                              6,000
--------------------------------------------------------------------------------
 81    Juan Diego Sanchez                                                    850
--------------------------------------------------------------------------------
 82    Erick Miranda Rojas                                                   100
--------------------------------------------------------------------------------
 83    Eduardo Mosheim                                                       100
--------------------------------------------------------------------------------
 84    Charles Endress                                                     2,000
--------------------------------------------------------------------------------
 85    Eliecer Poveda Loaiza                                                 100
--------------------------------------------------------------------------------
 86    Erika Rojas Barrantes                                                 100
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 87    Richard Eurich                                                      3,273
--------------------------------------------------------------------------------
 88    Lewis L. Fagen                                                      8,000
--------------------------------------------------------------------------------
 89    Robert Fairchild                                                   30,000
--------------------------------------------------------------------------------
 90    Robert Faulstich                                                    8,000
--------------------------------------------------------------------------------
 91    Fernando Castro Barahona                                              100
--------------------------------------------------------------------------------
 92    Gary Prudential Securities, C/F Gary Feldman Money                  4,400
--------------------------------------------------------------------------------
 93    Fernelli Araya Brenes                                                 100
--------------------------------------------------------------------------------
 94    Francisco Esquivel Vargas                                             100
--------------------------------------------------------------------------------
 95    Larry And Mary Frances Fleming                                      3,300
--------------------------------------------------------------------------------
 96    Franciny Montero Salas                                                100
--------------------------------------------------------------------------------
 97    Dena M. Forte                                                       2,000
--------------------------------------------------------------------------------
 98    Addison C. Fox                                                      4,000
--------------------------------------------------------------------------------
 99    Greivin Arce                                                          100
--------------------------------------------------------------------------------
100    Mark Gatlin (Ira) Lincoln Trust                                     9,000
--------------------------------------------------------------------------------
101    Carter & Sloope, Inc.                                              11,250
--------------------------------------------------------------------------------
102    Carter & Sloope, Inc. Profit Sharing Plan                          11,250
--------------------------------------------------------------------------------
103    Tom Sloope                                                          4,504
--------------------------------------------------------------------------------
104    Gevry Becker                                                          100
--------------------------------------------------------------------------------
105    Gonzalo Campos Zuniga                                                 100
--------------------------------------------------------------------------------
106    Greivin Cordoba Jimenez                                               100
--------------------------------------------------------------------------------
107    Gabriela Echeverria                                                   100
--------------------------------------------------------------------------------
108    Gerardo Garita Jara                                                   100
--------------------------------------------------------------------------------
109    Avice M. Gingold                                                      100
--------------------------------------------------------------------------------
110    Dylan A. Gingold                                                      100
--------------------------------------------------------------------------------
111    Roslyn Sivitz                                                         400
--------------------------------------------------------------------------------
112    Garold La Rue                                                         100
--------------------------------------------------------------------------------
113    Ken Glass                                                          20,000
--------------------------------------------------------------------------------
114    Gustavo Montero Camacho                                               100
--------------------------------------------------------------------------------
115    Ana Gomar                                                             100
--------------------------------------------------------------------------------
116    Jesus Gomar                                                           100
--------------------------------------------------------------------------------
117    Lucia Gomar                                                           100
--------------------------------------------------------------------------------
118    Miguel Angel Gomar                                                    100
--------------------------------------------------------------------------------
119    Rosa Maria Gomar                                                   20,600
--------------------------------------------------------------------------------
120    Cesar Gonzalo Romero Loaiza                                         6,750
--------------------------------------------------------------------------------
121    Philip B. Graham                                                   10,000
--------------------------------------------------------------------------------
122    Rusty Grant                                                         2,000
--------------------------------------------------------------------------------
123    Arnold Greenberg                                                  116,364
--------------------------------------------------------------------------------
124    Andres Nunez                                                       68,500
--------------------------------------------------------------------------------
125    El Bisonte, S.A.                                                   68,500
--------------------------------------------------------------------------------
126    Geckos, S.A.                                                       69,300
--------------------------------------------------------------------------------
127    La Hormiguita Trabajadora, S.A.                                    68,500
--------------------------------------------------------------------------------
128    Panza Verde S.A.                                                   68,500
--------------------------------------------------------------------------------
129    Swen Aron                                                          68,500
--------------------------------------------------------------------------------
130    Vanessa Aron                                                       68,500
--------------------------------------------------------------------------------
131    Frutas Secas, S.A.                                                  6,850
--------------------------------------------------------------------------------
132    Edwin A. Handler                                                   26,827
--------------------------------------------------------------------------------
133    Charles Pedrotta                                                    3,640
--------------------------------------------------------------------------------
134    Stanley Held, Lincoln Trust FBO Custodian                           3,273
--------------------------------------------------------------------------------
135    Daphne Hendrickson                                                    100
--------------------------------------------------------------------------------
136    Harland Hendrickson                                                 4,451
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
137    Hyram Hendrickson                                                     100
--------------------------------------------------------------------------------
138    Loretta Hendrickson                                                 4,451
--------------------------------------------------------------------------------
139    Karen Herrera Beita                                                 2,000
--------------------------------------------------------------------------------
140    Stonewall Equity L. P. (Charles L. Hershberger)                     4,250
--------------------------------------------------------------------------------
141    Dr. Webb Hersperger                                                 4,000
--------------------------------------------------------------------------------
142    O.A. Hildebrandt, Dvm                                              10,000
--------------------------------------------------------------------------------
143    Francoise Hilger (IRA)                                              4,500
--------------------------------------------------------------------------------
144    James Hobson                                                        2,000
--------------------------------------------------------------------------------
145    ICMC Paramount Fund LI Ein# 75-2                                   10,500
--------------------------------------------------------------------------------
146    Segundo Imbert                                                     10,000
--------------------------------------------------------------------------------
147    Ivelisse Colon Perez                                                  750
--------------------------------------------------------------------------------
148    Sherwin W. Iverson                                                  2,000
--------------------------------------------------------------------------------
149    Timothy R. Ives                                                     4,000
--------------------------------------------------------------------------------
150    Jacqueline Steller                                                    100
--------------------------------------------------------------------------------
151    Jorge Arroyo                                                          100
--------------------------------------------------------------------------------
152    John Brenes Luna                                                      100
--------------------------------------------------------------------------------
153    Jose Chanto Calderon                                                  100
--------------------------------------------------------------------------------
154    Jorge Fonseca Vindas                                                  100
--------------------------------------------------------------------------------
155    Jose Hernandez Valerio                                                100
--------------------------------------------------------------------------------
156    Gerardo Jimenez                                                     2,000
--------------------------------------------------------------------------------
157    Juan Jose Oviedo                                                      100
--------------------------------------------------------------------------------
158    Jose Luis Chavarria Castro                                            100
--------------------------------------------------------------------------------
159    Lewis And Dorothy Johnson                                           4,000
--------------------------------------------------------------------------------
160    Ken Jones Marital Trust                                             6,000
--------------------------------------------------------------------------------
161    Bradley Jones                                                      10,000
--------------------------------------------------------------------------------
162    Joris Brinckerhoff                                                    200
--------------------------------------------------------------------------------
163    Annette Brinckerhoff                                                4,500
--------------------------------------------------------------------------------
164    Katrina Brinckerhoff                                                4,500
--------------------------------------------------------------------------------
165    Marcos Gutierrez                                                      450
--------------------------------------------------------------------------------
166    El Mundo De Las Mariposas, S.A.                                    38,645
--------------------------------------------------------------------------------
167    Maria Sabido                                                          300
--------------------------------------------------------------------------------
168    Suministros Entomologicos Costarricenses, S.A.                     35,135
--------------------------------------------------------------------------------
169    La Finca De Mariposas, S.A.                                        41,270
--------------------------------------------------------------------------------
170    Jack Aurelia Holdings (Pines)                                      10,000
--------------------------------------------------------------------------------
171    Jose Pablo Umana Alvarado                                             100
--------------------------------------------------------------------------------
172    Jesus Rojas Zuniga                                                    100
--------------------------------------------------------------------------------
173    Johny Segura Acosta                                                   100
--------------------------------------------------------------------------------
174    Jose Segura Villalobos                                                100
--------------------------------------------------------------------------------
175    Kimberly Easson                                                       100
--------------------------------------------------------------------------------
176    Marjorie Kent Leff, Trustee                                         4,000
--------------------------------------------------------------------------------
177    Paul King                                                         393,248
--------------------------------------------------------------------------------
178    Raymond And Connie Kline                                            2,000
--------------------------------------------------------------------------------
179    Kelly Murphy Coto                                                     100
--------------------------------------------------------------------------------
180    Leonel Barrios Flores                                                 100
--------------------------------------------------------------------------------
181    Lucila Blanco Meneses                                                 100
--------------------------------------------------------------------------------
182    Leslie Mc Bride                                                       100
--------------------------------------------------------------------------------
183    David M. And Margaret L. Lewey And Zerbe                            2,000
--------------------------------------------------------------------------------
184    Luis Fernando Mendez Trejos                                           100
--------------------------------------------------------------------------------
185    Luis Fernando Monge Perez                                             100
--------------------------------------------------------------------------------
186    Luis Hernandez Hernandez                                              100
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
187    Laura Herrera Gonzalez                                                100
--------------------------------------------------------------------------------
188    James A. Libby, Dr.                                                10,000
--------------------------------------------------------------------------------
189    Mary Lou Lind                                                       2,000
--------------------------------------------------------------------------------
190    Eric P. Littman, P.A.                                             150,000
--------------------------------------------------------------------------------
191    Leslie Lechanu                                                        100
--------------------------------------------------------------------------------
192    Luis Nunez Vargas                                                     100
--------------------------------------------------------------------------------
193    Alan And Judith Loew                                                2,000
--------------------------------------------------------------------------------
194    Lorena Villegas Calvo                                                 100
--------------------------------------------------------------------------------
195    Sovereign Corp. Services Ltd.                                      10,000
--------------------------------------------------------------------------------
196    Maria De Los Angeles Arburola Matamoros                               100
--------------------------------------------------------------------------------
197    Marco Martinez (IRA)                                                4,500
--------------------------------------------------------------------------------
198    Marvin Bogantes Venegas                                               100
--------------------------------------------------------------------------------
199    Jim And Sue McCord                                                 22,500
--------------------------------------------------------------------------------
200    Mauro Chacon                                                          100
--------------------------------------------------------------------------------
201    Maria Cristina Cortaberria                                            100
--------------------------------------------------------------------------------
202    Mario Delgado Soto                                                    100
--------------------------------------------------------------------------------
203    Katherine Merrick                                                  10,000
--------------------------------------------------------------------------------
204    Mauricio Esquivel                                                     100
--------------------------------------------------------------------------------
205    Michael Forrest                                                     6,100
--------------------------------------------------------------------------------
206    Marlon Garro Murillo                                                  100
--------------------------------------------------------------------------------
207    Joseph F. And Sylvia O. Michaels                                    2,000
--------------------------------------------------------------------------------
208    Miguel Chavarria Sanchez                                              100
--------------------------------------------------------------------------------
209    Peter Paul Van Doalhoff                                               100
--------------------------------------------------------------------------------
210    Eleonora Mijne                                                      1,100
--------------------------------------------------------------------------------
211    John Mischler                                                       5,023
--------------------------------------------------------------------------------
212    Marlene Mitchell                                                    1,000
--------------------------------------------------------------------------------
213    Marco Martin                                                          100
--------------------------------------------------------------------------------
214    Marianela Monge                                                     4,000
--------------------------------------------------------------------------------
215    Mario Morales Carvajal                                                100
--------------------------------------------------------------------------------
216    Peninsula De Los Mogos, S.A.                                        2,000
--------------------------------------------------------------------------------
217    Martin Mueller                                                      5,000
--------------------------------------------------------------------------------
218    Marta Vega Carballo                                                   100
--------------------------------------------------------------------------------
219    Mariela Zuniga Vargas                                                 100
--------------------------------------------------------------------------------
220    Shepherd L. Nachbar                                                 2,000
--------------------------------------------------------------------------------
221    Keith J. And Margaret C. Neville                                    2,000
--------------------------------------------------------------------------------
222    Nelson Ortiz Coto                                                     100
--------------------------------------------------------------------------------
223    Oscar Arce Gonzalez                                                   100
--------------------------------------------------------------------------------
224    Omar Elizondo Granados                                                100
--------------------------------------------------------------------------------
225    Ouida Jan Smith                                                     1,800
--------------------------------------------------------------------------------
226    Irvin Olsen                                                         1,818
--------------------------------------------------------------------------------
227    Ann (Marissa) O'Neill                                               4,018
--------------------------------------------------------------------------------
228    Olman Solano Contreras                                                100
--------------------------------------------------------------------------------
229    TENENCIA DE OZMEN TENENCIA DE OZMEN
       C/O Lic. Henry Lang                                                45,455
--------------------------------------------------------------------------------
230    Pablo Vargas                                                        3,100
--------------------------------------------------------------------------------
231    Ana Beatriz Campos Mora                                             4,000
--------------------------------------------------------------------------------
232    Beatriz Del Carmen Vargas Campos                                    1,000
--------------------------------------------------------------------------------
233    Jose Pablo Vargas Campos                                            1,000
--------------------------------------------------------------------------------
234    Patricia Acosta Ramos                                                 100
--------------------------------------------------------------------------------
235    Paola Vargas Saenz                                                    100
--------------------------------------------------------------------------------
236    Coe J. Parker                                                       4,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
237    Harish R. Patel                                                     2,250
--------------------------------------------------------------------------------
238    Charles Pedrotta                                                   21,173
--------------------------------------------------------------------------------
239    Paul Laarman                                                        4,000
--------------------------------------------------------------------------------
240    Patricia Murillo Bolanos                                              100
--------------------------------------------------------------------------------
241    Christine Pratt                                                     2,000
--------------------------------------------------------------------------------
242    Greg S. And Dianna Purdy                                            2,200
--------------------------------------------------------------------------------
243    Purdy Family Trust                                                  4,000
--------------------------------------------------------------------------------
244    Mark R. Rahner (Custodian For Troy R. Rahner)                      12,000
--------------------------------------------------------------------------------
245    Ralph Chavez                                                       20,000
--------------------------------------------------------------------------------
246    Ricardo Araya Chaverri                                                100
--------------------------------------------------------------------------------
247    Rosa Cajas Echenique                                                  100
--------------------------------------------------------------------------------
248    Rolando Casal Arias                                                   100
--------------------------------------------------------------------------------
249    Rolando Castro                                                        100
--------------------------------------------------------------------------------
250    George C. Reed and Thomas Bahringer                                10,000
--------------------------------------------------------------------------------
251    Shaun J. Regan                                                      2,500
--------------------------------------------------------------------------------
252    Joyce Olson Resnikoff                                               9,000
--------------------------------------------------------------------------------
253    W. Scott Rhinehart                                                 10,000
--------------------------------------------------------------------------------
254    Frances T. Riccardi                                                 2,000
--------------------------------------------------------------------------------
255    Rocio Lopez                                                           100
--------------------------------------------------------------------------------
256    Hubert Robitaille                                                  22,500
--------------------------------------------------------------------------------
257    Ken Rock                                                            5,240
--------------------------------------------------------------------------------
258    Rosario Salazar                                                       100
--------------------------------------------------------------------------------
259    Colores Internacionales, S.A.                                      13,500
--------------------------------------------------------------------------------
260    Elinor T. Rosenmiller                                               3,422
--------------------------------------------------------------------------------
261    Abigail B. Wootton                                                    100
--------------------------------------------------------------------------------
262    Betsy A. Rosenmiller                                                  250
--------------------------------------------------------------------------------
263    Dennis D. Jones                                                       250
--------------------------------------------------------------------------------
264    Diane L. Rosenmiller                                                  250
--------------------------------------------------------------------------------
265    Matthew T. Baker                                                      250
--------------------------------------------------------------------------------
266    Matthew T. Wootton                                                    250
--------------------------------------------------------------------------------
267    Nicholas Seidner                                                      250
--------------------------------------------------------------------------------
268    Susan R. Wootton                                                      250
--------------------------------------------------------------------------------
269    Wendy R. Jones                                                        250
--------------------------------------------------------------------------------
270    C.R. De Escazu Empresa Costarricense S.A.                          11,045
--------------------------------------------------------------------------------
271    C.R. Inversion Ltda.                                                5,522
--------------------------------------------------------------------------------
272    David Morgan Iii                                                    5,522
--------------------------------------------------------------------------------
273    Thomas A. Pendergast                                                5,522
--------------------------------------------------------------------------------
274    Suzanne A. Stallman                                                 5,522
--------------------------------------------------------------------------------
275    Stallman Leasing Company                                           15,522
--------------------------------------------------------------------------------
276    Proyecto Turistico Ararat S.A.                                     11,045
--------------------------------------------------------------------------------
277    Peter J. and Linda D. Van Giesen                                   11,045
--------------------------------------------------------------------------------
278    Roberto Quesada Vargas                                                100
--------------------------------------------------------------------------------
279    Ronald Smith                                                        6,546
--------------------------------------------------------------------------------
280    Andrew H. and Ruth Ann Ruble                                          400
--------------------------------------------------------------------------------
281    W. Eugene and Peggy C. Ruble                                        4,000
--------------------------------------------------------------------------------
282    Bruce F. Russell                                                    2,250
--------------------------------------------------------------------------------
283    Rodolfo Vargas Rivera                                                 100
--------------------------------------------------------------------------------
284    Roy Vindas Nunez                                                      100
--------------------------------------------------------------------------------
285    Salvador Solis Zecena                                               1,600
--------------------------------------------------------------------------------
286    Paul Santoro                                                        4,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
287    Sandra Casco Casco                                                    100
--------------------------------------------------------------------------------
288    Helga Schlichter, TTE                                               6,000
--------------------------------------------------------------------------------
289    Robert Schlichter, TTE                                             10,000
--------------------------------------------------------------------------------
290    Helga Schlichter, TTE                                               6,000
--------------------------------------------------------------------------------
291    Robert J. Schlichter, TTE                                          10,000
--------------------------------------------------------------------------------
292    Vinzenz A. Schmack                                                  7,500
--------------------------------------------------------------------------------
293    Kurt Alexander Schmack                                              2,500
--------------------------------------------------------------------------------
294    Scott Schmidt                                                       5,400
--------------------------------------------------------------------------------
295    David Schroeder                                                    20,000
--------------------------------------------------------------------------------
296    Richard N. And Linda R. Shaffer                                     2,000
--------------------------------------------------------------------------------
297    Cecil Skinner Jr.                                                   5,000
--------------------------------------------------------------------------------
298    Thomas Sloan                                                       22,500
--------------------------------------------------------------------------------
299    Thomas Mc Rae Sloan                                                12,375
--------------------------------------------------------------------------------
300    Daniel H. Watts                                                    12,375
--------------------------------------------------------------------------------
301    Anthony E. Smith                                                    2,000
--------------------------------------------------------------------------------
302    Scott Snyder                                                       16,000
--------------------------------------------------------------------------------
303    Carol N. Sprau                                                     10,000
--------------------------------------------------------------------------------
304    Donald P. Squire Sr.                                                5,020
--------------------------------------------------------------------------------
305    Donald P. Squire Jr.                                                6,000
--------------------------------------------------------------------------------
306    Stroh Family Trust, Dtd 8/25/88                                    45,000
--------------------------------------------------------------------------------
307    Richard W. Talley                                                 393,248
--------------------------------------------------------------------------------
308    Gordon D. Teeter                                                   10,000
--------------------------------------------------------------------------------
309    Tony Grego                                                            100
--------------------------------------------------------------------------------
310    Richard H. R. Toland, Inc.                                         10,000
--------------------------------------------------------------------------------
311    West German Motor Imports, Inc.                                    10,000
--------------------------------------------------------------------------------
312    Cafe Tropico, S.A.                                                223,755
--------------------------------------------------------------------------------
313    Lewis J. Vellis Family Trust                                       45,000
--------------------------------------------------------------------------------
314    Victor Hugo Mora                                                      100
--------------------------------------------------------------------------------
315    William Wages                                                       4,500
--------------------------------------------------------------------------------
316    Will Corcoran Ira (Lincoln Trust)                                  10,000
--------------------------------------------------------------------------------
317    Nancy B. And Stephen S. Weinstein                                  20,000
--------------------------------------------------------------------------------
318    Elizabeth  C. Wilcox, Trustee                                      10,000
--------------------------------------------------------------------------------
319    Thomas Williams (IRA)                                               4,500
--------------------------------------------------------------------------------
320    Jack Wilson                                                        10,473
--------------------------------------------------------------------------------
321    Lincoln Trust, FBO Ruth Wilson                                     10,145
--------------------------------------------------------------------------------
322    Walter Mora                                                           100
--------------------------------------------------------------------------------
323    Allan and Lea Wolinetz                                              9,091
--------------------------------------------------------------------------------
324    Wallis W. Wood                                                      5,000
--------------------------------------------------------------------------------
325    Dr. Woods Woods Family Chiropractic                                 4,000
--------------------------------------------------------------------------------
326    George S. Wright                                                    4,000
--------------------------------------------------------------------------------
327    Richard Krug                                                        2,000
--------------------------------------------------------------------------------
328    Yessenia Guillen Gonzalez                                             100
--------------------------------------------------------------------------------
329    Yamileth Montero Campos                                               100
--------------------------------------------------------------------------------
330    Jo Ann Young                                                       10,022
--------------------------------------------------------------------------------
331    Zaida Cordero Rojas                                                   100
--------------------------------------------------------------------------------
332    Amy Lynn Zywotko                                                    3,600
--------------------------------------------------------------------------------
333    Computer Connection (Zywotko)                                      15,200
--------------------------------------------------------------------------------
334    Gary E. And Jean Evans Zywotko And Evans, Ts                          400
--------------------------------------------------------------------------------
335    Gary Zywotko                                                       30,000
--------------------------------------------------------------------------------
336    Mark Edward Zywotko                                                 3,600
--------------------------------------------------------------------------------
337    Tammy Ann Zywotko                                                   3,600
--------------------------------------------------------------------------------
338    Michael E. Mcdonald                                                 3,300
--------------------------------------------------------------------------------
339    David Strawderman                                                   5,000
--------------------------------------------------------------------------------
340    Victoria Strawderman                                                5,000
--------------------------------------------------------------------------------
         Total Shares                                                 10,000,000
--------------------------------------------------------------------------------

Plan of Distribution

Selling Security Holders

      The Selling Security Holders are offering shares of Common Stock for their own account and not for the account of the Company. The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Security Holders.

      Each Selling Security Holder will, prior to any sales, agree (a) not to effect any offers or sales of the Common Stock in any manner other than as specified in this Prospectus, (b) to inform the Company of any sale of Common Stock at least one business day prior to such sale and (c) not to purchase or induce others to purchase Common Stock in violation of Regulation M under the Exchange Act.

      The shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Security Holders acting as principals for their own accounts in one or more transactions in the over-the-counter market or in negotiated transactions at market prices prevailing at the time of sale or at prices otherwise negotiated. Alternatively, the shares of Common Stock may be offered from time to time through agents, brokers, dealers or underwriters designated from time to time, and such agents, brokers, dealers or underwriters may receive compensation in the form of commissions or concessions from the Selling Security Holders or the purchasers of the Common Stock.

      Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Security Holder. There are possible limitations upon trading activities and restrictions upon broker-dealers effecting transactions in certain securities which may also materially affect the value of, and an investor's ability to dispose of, the Company's securities.

      The Company will use its best efforts to file, during any period in which offers or sales are being made, one or more post-effective amendments to the Registration Statement, of which this Prospectus is a part, to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

Description of Securities

      The Company is authorized to issue up to 20,000,000 shares of Common Stock, par value $.01 per share. As of the date hereof, there were 10,000,000 shares of Common Shares outstanding.

      At the conclusion of this Offering of the 10,000,000 Common Shares issued and outstanding, 10,000,000 Common Shares are unregistered securities, and, in the future, said unregistered shares may only be sold upon compliance with Rule 144, adopted under the Securities Act of 1933. In Securities and Exchange Commission (SEC) Release No. 33-7390, Revision of Holding Period Requirements in Rules 144 and 145, the SEC amended the holding period contained in Rule 144 to permit the resale of limited amounts of restricted securities by qualified persons after a one-year, rather than a two-year, holding period. Also, the amendments permit unlimited resales of restricted securities held by non-affiliates of the Company after a holding period of two years, rather than three years. There are no promoters, underwriters or persons or firms acting in any similar capacity associated with the Company.

      Holders of Common Shares are entitled to one vote per Common Share on all matters to be voted on by Shareholders. The Common Shares do not have cumulative voting rights. Holders of a majority of the Common Shares are also members of the Board of Directors. A majority vote is sufficient for most other actions requiring the vote or concurrence of Shareholders. The Company's Officers and Directors as a group (eight persons) own directly approximately 62.6% of the Issuer's capital stock outstanding.

      All Shares are entitled to share equally in dividends when and if declared by the Board of Directors out of funds legally available therefor. It is anticipated that the Company will not pay cash dividends on its Shares in the foreseeable future. In the event of liquidation or dissolution of the Company, whether voluntary or involuntary, holders of the Shares are entitled to share equally in all assets of the Company legally available for distribution to Shareholders. The holders of Shares have no preemptive or other subscription rights to acquire authorized but unissued capital stock of the Company, and there are no conversion rights or redemption or sinking fund provisions with respect to such Shares. All of the outstanding Shares and those Shares issued in accordance with this offering will be fully paid and non-assessable.

Interest of Named Experts and Counsel

      Eric P. Littman, P.A., counsel to the Company, is the owner of 150,000 shares of common stock of the Company.

PART II

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Indemnification for Officers and Directors

      Neither the Company's Articles of Incorporation by-laws provide for the indemnification of directors or officers of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

      In a series of transactions between May 1, 1998 and June 30, 1999 the Company issued a total of 1,000,000 restricted shares pursuant to Rule 506 of Regulation D a promulgated under the Securities Act of 1933, as amended. The shares were issued for a total of $2.5 million less commission, to some of the shareholders listed in "Selling Security Holders" above.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

      There have not been changes of our independent accountants for the last three years, due to any disagreement on accounting or financial disclosures.

Exhibits

3A.      Articles of Incorporation of the Registrant
3B.      By-Laws of the Registrant
5.       Opinion of Counsel as to the legality of
         securities being issued
4.       Specimen of Common Stock Certificate
         of Registrant
10.      Material Contracts
21.      Subsidiaries of Registrant
23A      Consent of ______
23B      Consent of Ernst & Young International
27       Financial Data Schedule

Financial Statements

      Index to Consolidated Financial Statements.

      Consolidated Financial Statements

      Report of Marin, Mendez & Co., a member firm of
        Ernst & Young International                                        F - 2

      Consolidated Balance Statements at June 30
        1999 and 1998                                                      F - 3

      Consolidated Statements of Income for the year ended
        June 30, 1999, 1998, and 1997                                      F - 4

      Consolidated Statements of changes in shareholders equity
        for the year ended June 30, 1999, 1998, and 1997                   F - 5

      Consolidated Statements of Cash Flows for the year ended
        June 30, 1999, 1998, and 1997                                      F - 6

      Notes to Financial Consolidated Statements                           F - 7

TABLE OF CONTENTS - PART II. FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            F-

PART II. CONSOLIDATED FINANCIAL STATEMENTS.....................................2
   MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS........................2
      Independent Auditors' Report.............................................3
   CONSOLIDATED BALANCE SHEETS.................................................4
   CONSOLIDATED STATEMENTS OF INCOME...........................................5
   CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY..................6
   CONSOLIDATED STATEMENTS OF CASH FLOWS.......................................7
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................................8
      1.  Operations...........................................................8
      2.  Summary of Significant Accounting Policies...........................8
      2.  Summary of Significant Accounting Policies (Continued)...............9
      2.  Summary of Significant Accounting Policies (Continued)..............10
      3.  Accounts Receivable.................................................10
      4.  Inventories.........................................................10
      5.  Balances and transactions with related parties......................11
      6.  Property, Plant and Equipment.......................................11
      7.  Accounts Payable....................................................12
      8.  Export Incentives...................................................12
      9.  Income Tax..........................................................12
      9.  Income Tax (continued)..............................................13
      10. Gain on Sale of Investment..........................................13
      11. Common Stock and Additional Paid-in Capital.........................13
      12. Other Income, net...................................................14
      13. Segments and Related Information....................................14
      13.  Segments and Related Information (continued).......................15
      14. Contingencies.......................................................16
      15. Impairment evaluation...............................................16
      16. Stock compensation plans............................................16

PART II. CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The management of Cafe Britt Coffee Corporation, Inc. is responsible for all information and representations contained in the financial statements and other sections of this report. Management is also responsible for the internal consistency of such information and representations. In preparing the financial statements, it is necessary for management to make informed judgments and estimates and to select accounting principles, which are appropriate for the circumstances.

In meeting its responsibility for the reliability of the financial statements, management relies on Cafe Britt's internal control systems and procedures. In designing such control procedures, management recognizes that errors or irregularities may nevertheless occur and that estimates and judgments are needed to assess and balance the relative costs and expected benefits of controls. However, management believes that Cafe Britt's accounting controls do provide reasonable assurance that assets are safeguarded and those transactions are properly recorded and executed in accordance with corporate policy and management's authorization. As a further safeguard, Cafe Britt has a program of internal audits and appropriate follow-ups by management.

The financial statements have been audited by Cafe Britt's independent auditors, Marin, Mendez, & Co, a member firm of Ernst & Young International, in accordance with United State generally accepted auditing standards. In connection with its audit, Marin, Mendez & Cia, develops and maintains an understanding of Cafe Britt's accounting and financial controls, and conducts such tests and related procedures as it deems necessary to render its opinion on the financial statements. The adequacy of Britt's internal financial controls and the accounting principles employed in financial reporting are under the general surveillance of the Audit Committee of the Board of Directors, consisting of five outside directors. The independent auditors and internal auditors have free and direct access to the Audit Committee and meet with the committee periodically to discuss accounting, auditing, and financial reporting matters.

Cafe Britt has adopted a series of practices for quality assurance, following the ISO 9001 model, and has distributed and explained to its employees a quality statement that sets up the conduct that the company seeks in all employees and has obtained a written commitment from each employee to follow this quality statement in his or her particular job. It has developed and instituted additional internal controls and audit procedures designed to prevent or detect violations of the policies or controls. Management believes this provides reasonable assurance that its operations meet a high standard of business conduct.


Steven J. Aronson                                    Pablo E. Vargas
President                                            Chief Financial Officer
Cafe Britt Coffee Corporation, Inc.

                          Independent Auditors' Report

To the Shareholders
Cafe Britt Coffee Corporation, Inc.

We have audited the accompanying consolidated balance sheets of Cafe Britt Coffee Corporation, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of income, and changes in the shareholders' equity and cash flows for each of the three years in the period June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Cafe Britt Coffee Corporation and subsidiaries at June 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years of the period ended June 30, 1999, in conformity with United States generally accepted accounting principles.


                                       Mario Marin S.


San Jose, Costa Rica
September 9, 1999
Policy R-1153 expires on
September 30, 2000
Law 6663 stamp for (cent)1.000
adhered to and canceled in the original.

               CAFE BRITT COFFEE CORPORATION, INC. AND SUBSIDARIES

                           CONSOLIDATED BALANCE SHEETS
                            (Expressed in US Dollars)

                                                                       June 30,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
Assets
Current assets:
Cash and cash equivalents                                     $   809,911    $   306,421
Accounts receivable, net (Note 3)                                 957,506      1,265,654
Inventories (Note 4)                                            1,233,153        885,441
Prepaid expenses                                                   75,164        219,387
                                                              -----------    -----------
Total current assets                                            3,075,734      2,676,903

Accounts receivable - related parties (Note 5)                    489,024         41,866
Property, plant and equipment, net (Note 6)                     3,143,525      2,638,360
Software and other assets                                         200,967        136,109
    Deferred income tax (Note 9)                                   53,968         19,849
E Goodwill - net of accumulated amortization of $15,764 and
  $3,941 respectively (Note 2)                                     23,647         35,470
                                                              -----------    -----------
Total assets                                                  $ 6,986,865    $ 5,548,557
                                                              ===========    ===========

Liabilities and shareholders' equity Current liabilities:
Notes payable                                                 $        --    $   130,083
Accounts payable (Note 7)                                         600,028        398,840
Accrued expenses                                                  153,919         67,160
Current portion of long-term debt                                      --         45,146
                                                              -----------    -----------
Total current liabilities                                         753,947        641,229

Accounts and notes payable - related parties (Note 5)           1,519,261      1,500,000
Long-term debt                                                     16,008        183,187

Shareholders' equity:
   Common stock, 20,000,000 shares authorized, 10,000,000
     and 9,222,000 issued and standing at June 30, 1998 and
     1999 respectively, $0.01 par value (Note 11)                 100,000         92,220
Additional paid-in capital (Note 11)                            5,223,301      3,874,300
Accumulated deficit                                              (625,652)      (742,379)
                                                              -----------    -----------
Total shareholders' equity                                      4,697,649      3,224,141
                                                              -----------    -----------

Total liabilities and shareholders' equity                    $ 6,986,865    $ 5,548,557
                                                              ===========    ===========

See notes to consolidated financial statements.

              CAFE BRITT COFFEE CORPORATION, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                            (Expressed in US Dollars)

                                                               Year ended June 30,
                                                    -----------------------------------------
                                                        1999           1998           1997
                                                    -----------------------------------------
Sales                                               $ 8,850,711    $ 5,030,124    $ 4,138,212
Cost of sales                                         6,391,096      3,780,468      3,075,952
                                                    -----------------------------------------
Gross profit                                          2,459,615      1,249,656      1,062,260

Operating expenses:
Selling expenses                                      1,142,779        712,083        803,690
General and administrative expenses                     769,837        922,339      1,084,008
Other income, net  (Note 12)                            (28,669)      (276,517)      (579,609)
Gain on sale of investment (Note 10)                         --       (350,864)            --
Translation loss (gain)                                 207,038        223,357       (250,207)
                                                    -----------------------------------------
Income (loss) before financing expenses and Taxes       368,630         19,258          4,378

Financing expenses                                     (264,550)      (314,068)      (343,809)
Income tax (Note 9)                                      12,647        (17,114)        (2,021)
                                                    -----------------------------------------
Net income (loss)                                   $   116,727    $  (311,924)   $  (341,452)
                                                    =========================================

Earnings per share calculation:

                                                        1999           1998           1997
                                                    -----------------------------------------
      Numerator:
        Net income (loss)                           $   116,727    $  (311,924)   $  (341,452)
      Denominator:
      Weighted average outstanding shares             9,641,828      7,924,849      7,387,029
                                                    -----------------------------------------
      Basic and diluted EPS                         $      0.01    $     (0.04)   $     (0.05)
                                                    =========================================

See notes to consolidated financial statements.

                          CAFE BRITT COFFEE CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    Years ended June 30, 1999, 1998 and 1997
                           (Expressed in U.S. Dollars)

                                                          Additional
                                              Common        Paid-in     Accumulated
                                              Stock        Capital        Deficit          Total
                                           -----------   -----------    -----------    -----------
Balance at June 30, 1996                   $    70,515   $ 1,058,776    $   (89,003)   $ 1,040,288

Stock issuance                                   5,214     1,092,917             --      1,098,131
Net loss                                            --            --       (341,452)      (341,452)
                                           -----------   -----------    -----------    -----------

Balance at June 30, 1997                        75,729     2,151,693       (430,455)     1,796,967

Common stock issuance, net of expenses          16,491     1,722,607             --      1,739,098
Net loss                                            --            --       (311,924)      (311,924)
                                           -----------   -----------    -----------    -----------
Balance at June 30, 1998                        92,220     3,874,300       (742,379)     3,224,141
Common stock issuance, net expenses              7,780     1,399,001             --      1,406,781
Payment of additional-paid-in capital to
  former stockholder                                --       (50,000)            --        (50,000)
Net income                                          --            --        116,727        116,727
                                           -----------   -----------    -----------    -----------
Balance at June 30, 1999                   $   100,000   $ 5,223,301    $  (625,652)   $ 4,697,649
                                           ===========   ===========    ===========    ===========

See notes to consolidated financial statements

              CAFE BRITT COFFEE CORPORATION, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Expressed in US Dollars)

                                                                     Year ended
                                                                       June 30,
                                                      -----------------------------------------
                                                          1999           1998           1997
                                                      -----------------------------------------
Operating activities:
Net income (loss)                                     $   116,728    $  (311,924)   $  (341,452)
Adjustments to reconcile net
  income (loss) to net cash provided by
  (used in) operating activities:
  Depreciation and amortization                           324,819        263,358        182,970
  Allowance for doubtful accounts                          81,663         25,090          2,478
  Allowance for obsolescence and slow turn-over                --         22,151             --
  Translation adjustment                                  186,798        162,172         95,664
  Changes in operating assets and liabilities:
    Short term investments                                     --             --             --
    Accounts receivable                                   108,078       (654,060)      (129,669)
    Inventories                                          (461,952)      (419,289)       (87,140)
    Prepaid expenses                                      144,223       (145,382)        65,159
    Other assets                                          (64,858)        23,296        (17,239)
    Deferred income tax                                   (34,119)        (2,610)       (22,173)
    Accounts with related parties                        (427,898)     1,321,234       (569,053)
    Accounts payable                                      254,913       (131,495)       229,668
    Accrued expenses                                       97,856          8,825       (326,710)
                                                      -----------------------------------------
Net cash provided by (used in) operating activities       326,251        161,366       (917,497)

Investing activities
Purchase of property, plant and equipment                (804,259)      (758,748)      (232,641)
                                                      -----------------------------------------
Net cash used in investing activities                    (804,259)      (758,748)      (232,641)

Financing activities
Net proceed from common stock issuance                  1,406,781      1,739,098      1,098,131
Bank overdraft payments                                        --        (60,249)      (165,049)
Proceeds from loans                                            --        228,333      1,137,657
Loan payments                                            (342,408)    (1,152,595)      (755,003)
Payment made to former preferred stockholder              (50,000)            --             --
                                                      -----------------------------------------
Net cash provided by financing activities               1,014,373        754,587      1,315,736
                                                      -----------------------------------------
Net increase in cash and equivalents                      536,365        157,205        165,598
Translation effect on cash flows                          (32,875)       (16,208)        (9,358)
Cash and cash equivalents at beginning of year            306,421        165,424          9,184
                                                      -----------------------------------------
Cash and cash equivalents at end of year              $   809,911    $   306,421    $   165,424
                                                      =========================================

Other disclosures:
Interest paid                                         $   268,673    $   300,877    $   318,591
Income tax paid                                            23,534         21,320         19,260

See notes to consolidated financial statements.

              CAFE BRITT COFFEE CORPORATION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 1999

1. Operations

Cafe Britt Coffee Corporation, Inc. (Cafe Britt) was incorporated under the laws of Curacao, Netherlands Antilles on July 1991, and its articles of incorporation were amended on April, 1998, to reflect the current capital structure. Cafe Britt Coffee Corporation, Inc. is the 100% owner of the following corporations:

o Grupo Cafe Britt, Sociedad Anonima, founded in 1994 under the laws of the Republic of Costa Rica, which owns 100% of Beneficio Tierra Madre, Sociedad Anonima;
o Finca Tropico, Sociedad Anonima, founded in 1999 under the laws of the Republic of Costa Rica
o Cafe Britt Corporation, Inc., incorporated under the laws of Delaware in 1998.

The Group's principal activities are the sale of green coffee, the roasting of coffee and sale of roasted coffee in Costa Rica and export markets through a wide variety of distribution net works, including supermarkets, hotels and restaurants and company stores in Costa Rica. The Group also carries out tours in its facilities located at Costa Rica.

Risk and uncertainties

      The Group carries out significant operations in Costa Rica. Costa Rica has a stable legal and regulatory environment and significant changes are not foreseen. Cafe Britt has developed long form relationships with Costa Rican green coffee suppliers which gives it reasonable assurance of obtaining the necessary raw material to fulfill demand. In addition, the company has experience in dealing with suppliers from other Central American countries to solve supply shortfalls.

      International price of coffee vary in accordance with supply and demand conditions. Cafe Britt has the policy of building up inventories to supply consumption for three months. By doing so it protects itself from suddenly changes in price. The company faces competition in all of its business areas.

2. Summary of Significant Accounting Policies

The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles. The principal accounting policies are as follows:

a. Consolidation

The consolidated financial statements include the accounts of Cafe Britt Coffee Corporation, Inc., and its 100% owned subsidiaries Cafe Britt Corporation, Inc., Grupo Cafe Britt, S.A. and its subsidiary Beneficio Tierra Madre, S.A., and Finca Tropico, S.A. All significant intercompany accounts and transactions were eliminated in the consolidation.

Investments in 20% to 50% owned entities are accounted for using the equity method, while investments in entities less than 20% owned and for which Cafe Britt does not have control are accounted under the cost method.

b. US Dollars translation

Selling and purchasing transactions are mostly denominated in U.S. Dollars. Because of the significant of transactions in U.S. dollars Management has defined the U.S. dollar as the reporting currency of Cafe Britt. The companies' records for Cafe Britt Coffee Corporation, Inc. and Cafe Britt Corporation, Inc. are kept in United States Dollars. The accounting records for Grupo Cafe Britt, S.A. and Beneficio Tierra Madre, S.A., are kept in Colones (Costa Rican currency). The accompanying consolidated financial statements expressed in US Dollars include a translation of Grupo Cafe Britt, S.A. and its subsidiary's accounting records, made as follows: monetary assets and liabilities were translated applying the exchange rate prevailing at the end of the period; property, plant and equipment and stockholders' equity were translated based on the historical exchange rate; income

              CAFE BRITT COFFEE CORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. Summary of Significant Accounting Policies (Continued)

and expense accounts were translated applying the average exchange rate of the period, except depreciation expenses which were translated at the same rates of the related assets. The translation effect is included in the consolidated statements of income.

c. Cash and cash equivalents

Cash and cash equivalents consist primarily of cash in banks and highly liquid investment securities that have maturities of three months or less when purchased. The carrying amount approximates fair market value due to the short-term maturity of these instruments.

d. Inventories

Finished goods in-process inventories, raw and packaging materials are valued at average cost. These costs do not exceed market value.

e. Property, plant and equipment

Property, plant and equipment are recorded at the acquisition or construction cost. Gains and losses from the retirement or sale of fixed assets are included in the consolidated statements of income, as are repairs and maintenance expenses that do not extend the useful life of the assets.

Depreciation is calculated using the straight-line method over the expected life of the assets.

f. Development of internal use software

Software development costs are recorded as other assets and will be amortized in a five year period. Designing and training costs are recorded as expenses.

g. Goodwill

Corresponds to the price paid for the shares of Tierra Madre, S.A., in excess of the assets acquired which is been amortized in 5 years, by using the straight line method.

h. Employee severance payments

Costa Rica Labor Law requires the payment of an indemnization to the employees under certain circumstances. The companies recognize the expense under the assumption of voluntary retirement and, from time to time, it pays these obligations voluntarily.

i. Sales recognition

Sales are recorded at the moment of billing.

              CAFE BRITT COFFEE CORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. Summary of Significant Accounting Policies (Continued)

j. Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could be different from those estimates. The significant estimates that affect the financial statements include, but are not limited to, unrecoverable accounts receivable, inventory valuation, amortization periods, and recoverability of long-term assets such as intangibles, software, and goodwill.

k. Fiscal years

As per Costa Rica Tax Law fiscal year ends September 30. Accordingly Grupo Cafe Britt and Tierra Madre, S.A. filed their last income tax returns as of September 30, 1998 and 1997.

3. Accounts Receivable

Accounts receivable are as follows:

                                                              June 30,
                                                     ---------------------------
                                                         1999           1998
                                                     -----------    -----------

Customers                                            $   770,531    $ 1,101,688
Export incentives (Note 8)                               189,479        156,864
Shareholders                                                  --          3,454
Employees                                                 13,086         14,654
Others                                                    85,775         15,366
                                                     -----------    -----------
                                                       1,058,871      1,292,026
Allowance for doubtful accounts                         (101,365)       (26,372)
                                                     -----------    -----------
                                                     $   957,506    $ 1,265,654
                                                     ===========    ===========

4. Inventories

Inventories are as follows:

                                                              June 30,
                                                     ---------------------------
                                                         1999           1998
                                                     -----------    -----------

Finished goods                                       $    33,837    $   119,570
Raw materials                                            523,422        438,045
Packing material                                         490,414        191,924
In-transit goods                                         203,881        134,132
Others                                                    10,233         33,725
                                                     -----------    -----------
                                                       1,261,787        917,396
Allowance for obsolescence and slow turn-over            (28,634)       (31,955)
                                                     -----------    -----------
                                                     $ 1,233,153    $   885,441
                                                     ===========    ===========

              CAFE BRITT COFFEE CORPORATION, INC. AND SUBSIDIARIES

5. Balances and transactions with related parties

Balances with related parties were as follows:

                                                                June 30,
                                                       -------------------------
                                                         1999             1998
                                                       --------         --------
Receivable:
Cafe Tropico, S.A. (*)                                 $436,019         $     --
Reserva de Exportaciones, S.A                            49,313               --
Others                                                    3,692           41,866
                                                       --------         --------
                                                       $489,024         $ 41,866
                                                       ========         ========

(*) In January 1999, the Cafe Britt entered into an agreement with Cafe Tropico, S.A., a green coffee exporter of which an officer of the company is the beneficial owner. In order to transfer this business activity to Cafe Britt, the client base of Cafe Tropico was transferred to Cafe Britt in two steps. During 1999, Cafe Britt has been executing all sales commitments of Cafe Tropico and has financed these pending sales as part of the agreement. These sales amounted $2,775,078.

Collecting terms on these accounts are not defined and consequently these accounts were classified as long term receivables.

                                                              June 30,
                                                     ---------------------------
                                                        1999             1998
                                                     ----------       ----------
Payable:
Boston Roasting and Import Trade
  Team LLC, subordinated loan (*)                    $1,500,000       $1,500,000
El Ciruelo de Getsemani                                  12,495               --
Others                                                    6,766               --
                                                     ----------       ----------
                                                     $1,519,261       $1,500,000
                                                     ==========       ==========

(*) Boston Roasting and Import Trade Team LLC is a U.S. Company owned by certain of the stockholders of Cafe Britt. In 1997 this company granted a $1,500,000 loan for working capital land purchasing of equipment, with no due date and 12% yearly interest rate.

6. Property, Plant and Equipment

Property, plant and equipment is as follows:

                                                          June 30,
                                               -------------------------------
                                                  1999                1998
                                 --------      -----------         -----------
                                  Useful
                                   Life
                                 --------

Land                                N/A        $   213,840         $   213,840
Construction in process             N/A            188,529             379,557
Buildings                           50             929,250             718,992
Machinery and equipment             10           2,156,099           1,602,709
Furniture and office equipment      10             623,862             414,653
Vehicles                            10             227,187             204,757
Coffee equipment                    10              72,210              72,210
                                               -----------         -----------
Accumulated depreciation                         4,410,977           3,606,718
                                               -----------         -----------
                                               $ 3,143,525         $ 2,638,360
                                               ===========         ===========

              CAFE BRITT COFFEE CORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. Accounts Payable

Accounts payables are as follows:

                                                                June 30,
                                                       -------------------------
                                                         1999             1998
                                                       --------         --------

Suppliers                                              $473,011         $156,384
Advances from customers                                  13,215          126,514
Accounts payable - foreign                                   --           24,667
Others                                                  113,802           91,275
                                                       --------         --------
                                                       $600,028         $398,840
                                                       ========         ========

8. Export Incentives

Britt Exportaciones, S.A. (entity merged with Grupo Cafe Britt, S.A.) has an export contract with the Government of Costa Rica under Law No. 7092. This contract grants the Company the benefit of Tax Credit Certificates (CATs) up to September 1999, for an amount of 10.5% of the FOB value of exports to non-traditional markets (defined as markets other than Central America) as well as complete exemption from income taxes until September 1996. CATs are issued by the Central Bank of Costa Rica in local currency. They are freely negotiable and can be used as a tax credit, once they reached their maturity date, to pay taxes collected by Central Bank of Costa Rica, which will accept them at face value. The maturity period for this certificates is 18 months after issuance and expire 24 months after the corresponding issuance date. CAT's are recorded as other income in the consolidated statement of income.

9. Income Tax

The income tax rate established by the Costa Rican Income Tax Law is 30%. However, companies are required to pay an alternative 1% tax on fixed assets which may be credited to the income tax. In the three years ended June 30,1999, the Costa Rican companies incurred a fiscal loss.

Income tax under FASB No. 109 is detailed as follows:

                                                     Year ended June 30,
                                             ----------------------------------
                                               1999         1988         1997
                                             --------     --------     --------

Current (1% on fixed assets)                 $(23,535)    $(21,320)    $(19,260)
Deferred:
  Variation in temporary differences           34,119        2,610       17,239
  Translation effect                            2,062        1,596           --
                                             --------     --------     --------
                                               36,182        4,206       17,239
                                             --------     --------     --------
                                             $ 12,647     $(17,114)    $ (2,021)
                                             ========     ========     ========

              CAFE BRITT COFFEE CORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. Income Tax (continued)

The components of the long term deferred income tax are as follows:

                                                              June 30,
                                                     --------------------------
                                                       1999             1998
                                                     ---------        ---------
Deferred tax assets:
   Loss carry forwards                               $ 201,181        $ 119,921
   Less: Valuation allowance                          (201,181)        (119,921)
                                                     ---------        ---------
   Severance indemnities                                14,969            6,467
   Allowance for doubtful accounts                      30,409            5,470
   Inventory obsolescence allowance                      8,590            7,912
                                                     ---------        ---------
   Net deferred tax assets                           $  53,968        $  19,849
                                                     =========        =========

At June 30, 1999, income tax returns filed by the Companies during the preceding four years are subject to review by the Tax Authorities. However, Management estimates that no tax payments would result from such reviews, others than those already paid or recorded.

At June 30, 1999, non-Costa Rican companies did not have significant operations and accordingly, had not incurred significant tax liabilities.

10. Gain on Sale of Investment

Corresponds to the sale of 7.5% of the participation of Grupo Cafe Britt, S.A. in Boston Roasting & Import Trade Team, L.L.C

11. Common Stock and Additional Paid-in Capital

Until June 1998, the group was principally composed by Grupo Cafe Britt, S.A. and its subsidiary Tierra Madre, S.A. of which the common stock was composed by 97,500 shares with a par value of (cent)2,150 each (equivalent to $10 per share). Additionally Grupo Cafe Britt had issued preferred stock for $1,732,526 with no right to vote, with interest ranging from 5% to 8% annually and convertible into common stock. During 1998 all common and preferred stock were transferred to Cafe Britt Coffee Corporation Inc. which became the 100% owner of Grupo Cafe Britt, S.A. Consequently, Grupo Cafe Britt former stockholders became stockholders of the Holding Company, Cafe Britt Coffee Corporation Inc.

As of June 30, 1999, Cafe Britt Coffee Corporation, Inc. common stock is composed of 10,000,000 shares of $0.01 each. (9,221,910 in 1998 and 7,572,801 in
1997).

              CAFE BRITT COFFEE CORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. Other Income, net

Other income is detailed as follows:

                                                   1999         1998         1997
Revenues:
  Income for CAT'S                               $ (97,254)   $ (94,034)   $ (70,191)
  Income for service provided to third parties    (115,567)    (264,969)    (508,081)
                                                 -----------------------------------
                                                  (212,821)    (359,003)    (578,272)
Other expenses (income) net                        184,151       82,486       (1,337)
                                                 -----------------------------------
                                                 $ (28,669)   $(276,517)   $(579,609)
                                                 ===================================

13. Segments and Related Information

As per SFAS 131 the group has defined two segments as follows:

      a. Coffee sales: Includes all sales to supermarkets and other third party outlets, including hotels and restaurants in Costa Rica as well as four retail outlets. Also includes roasted coffee sold outside of Costa Rica, the cultivation of Organic coffee and the selling of green coffee (non-organic) to roasters and brokers in Europe and North America.

      b. Tourism: The company operates the "Coffeetour de Cafe Britt", a multi-media theatrical presentation that receives about 50,000 visitors per year, in addition to other coffee-related tours and events.

A summary of financial information regarding the above mentioned segments is as follows:

                                              1999          1998          1997
                                            ------------------------------------
                                                       (000 omitted)
Net sales
Coffee sales                                $ 8,254       $ 4,647       $ 3,815
Tourism                                         596           383           323
                                            ------------------------------------
Total net sales                             $ 8,850       $ 5,030       $ 4,138
                                            ===================================

Operation profit
Coffee sales                                $   512       $  (379)      $  (695)
Tourism                                          35            (6)         (130)
                                            ------------------------------------
Total ongoing operations                        547          (385)         (825)
Other income, net                                29           277           250
Gain on sale of investment                       --           350            --
Translation effect                             (207)         (223)          580
Financing expenses                             (265)         (314)         (344)
                                            ------------------------------------
Income (loss) before taxes                  $   104       $  (295)      $  (339)
                                            ===================================

              CAFE BRITT COFFEE CORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. Segments and Related Information (continued)

Other information:

                                                  1999
                             -------------------------------------------------
                                                                 Purchase of
                                               Identifiable     Property Plant
                               Depreciation       Assets        and Equipment
                             -------------------------------------------------
      Coffee sales                $254            $5,531             $1,127
      Tourism                       23               551                 71
      Not identifiable              36               649                 --
                             -------------------------------------------------
                                  $313            $6,731             $1,198
                             =================================================

                                                  1998
                             -------------------------------------------------
                                                                 Purchase of
                                               Identifiable     Property Plant
                               Depreciation       Assets        and Equipment
                             -------------------------------------------------
      Coffee sales                $217            $4,541            $  663
      Tourism                       16               413                --
      Not identifiable              26               862                --
                             -------------------------------------------------
                                  $259            $5,816            $  663
                             =================================================

                                                  1997
                             -------------------------------------------------
                                                                 Purchase of
                                               Identifiable     Property Plant
                               Depreciation       Assets        and Equipment
                             -------------------------------------------------
      Coffee sales                $159            $3,191             $   --
      Tourism                       10               403                179
      Not identifiable              14               558                292
                             -------------------------------------------------
                                  $183            $4,152             $  471
                             =================================================

Geographic Information:

The group attributes revenues and long lived assets to different geographic areas on the basis of the location of the customers, as follows:

                              1999                          1998                          1997
                     ------------------------------------------------------------------------------------
                                   Long Lived                    Long Lived                    Long Lived
                     Revenues        Assets        Revenues        Assets        Revenues        Assets
                     ------------------------------------------------------------------------------------
Costa Rica            $5,354         $4,177         $2,924         $3,001         $2,566         $2,423
United States          2,597          1,353          1,578          1,541          1,140            769
Canada                    81             --             52             --             34             --
Europe                   100             --             14             --             24             --
Others                   718          1,201            462          1,274            374            960
                     ------------------------------------------------------------------------------------
                      $8,850         $6,731         $5,030         $5,816         $4,138         $4,152
                     ====================================================================================

              CAFE BRITT COFFEE CORPORATION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. Contingencies

Cafe Britt is involved in ordinary and routine litigation incidental to its business. There are no such matters pending that Cafe Britt expects to be material in relation to its financial condition or results of operations.

15. Impairment evaluation

Cafe Britt examines the carrying value of its long-lived assets, certain identifiable intangibles, and goodwill to determine whether there is any impairment losses. If indicators of impairment were present in those assets and future cash flows were not expected to be sufficient to recover the assets carrying amount, an impairment loss would be charged to expense in the identified period. No event has been identified that would indicate an impairment of the value of long-lived assets, identifiable intangibles, and goodwill recorded in the accompanying consolidated financial statements.

16. Stock compensation plans

As of June 30, 1999 the company has not established stock compensation or stock purchase plans. The company plans to establish stock compensation and/or stock option plans once its shares become tradable in the public market.

Undertakings

      The undersigned registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            a. Include any prospectus required by Section 10(a)(3) of the Securities Act;
            b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
            c. Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling person of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Heredia, Costa Rica, on the 18th of January, 2000.


                                           CAFE BRIT COFFEE CORPORATION


                                           By: /s/ STEVEN J. ARONSON
                                               ---------------------------------
                                                      Steven J. Aronson
                                                 President and Chief Executive
                                                          Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity and on the dates indicated:

      SIGNATURE                      TITLE                               DATE

/s/ STEVEN J. ARONSON       President and Chief
---------------------       Executive Officer, Director                 12/17/99


/s/ PABLO E. VARGAS         Chief Financial Officer, Director           12/17/99
-------------------


/s/ EDWARD LOGEMAN          Director
------------------


/s/ GUILLERMO GROISMAN      Director                                    12/17/99
----------------------


/s/ MICHAEL CAGGIANO        Director
--------------------